                               CREDIT AGREEMENT


         This CREDIT AGREEMENT, is entered into as of May 8, 1995, among KINETIC CONCEPTS, INC., a Texas corporation (the "Company"), the SEVERAL FINANCIAL INSTITUTIONS PARTIES TO THIS AGREEMENT (collectively, the "Banks"; individually, a "Bank"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent.

         WHEREAS, the Company, certain of the Banks, and the Agent entered into a Credit Agreement dated as of December 17, 1993 (hereinafter called the "Initial Credit Agreement") whereby, upon the terms and conditions therein stated, the Banks agreed to make available to the Company a reducing revolving credit facility and a revolving credit facility for working capital and other general corporate purposes, for the issuance of standby letters of credit, and to refinance certain existing Indebtedness; and

         WHEREAS, the Company, the Banks, and the Agent entered into a First Amendment to Credit Agreement dated as of September 30, 1994 (hereinafter called the "First Amendment") and a Second Amendment to Credit Agreement dated as of October 7, 1994 (hereinafter called the "Second Amendment") amending certain provisions of the Initial Credit Agreement; and

         WHEREAS, the Initial Credit Agreement as amended by the First Amendment, the Second Amendment and any other amendment, waiver or modification is referred to herein as the "Prior Credit Agreement".

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

             1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                 "Affiliate" means as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed an Affiliate of such Person. Notwithstanding the foregoing, under no
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circumstances shall the Agent or any Bank be deemed to be an Affiliate of the
Company or any Subsidiary of the Company.

                 "Agent" means Bank of America National Trust and Savings Association in its capacity as agent for the Banks hereunder, and any successor agent.

                 "Agreement" means this Credit Agreement, as amended, supplemented or modified from time to time.

                 "Applicable Margin" means

                 (a) with respect to Eurodollar Rate Loans, at all times four-tenths of one percent (.40%) per annum in excess of the Eurodollar Rate.

                 (b) with respect to Reference Rate Loans, at all times the applicable Reference Rate.

                 "Arranger" means BA Securities, Inc.

                 "Assignee" has the meaning specified in Section 12.1(a).

                 "Bank of America" means Bank of America National Trust and Savings Association, a national banking association.

                 "Bank of America Illinois" means Bank of America Illinois, an Illinois Bank.

                 "Bankruptcy Code" means Title 11, United States Code, as amended from time to time, and any statute enacted in replacement thereof.

                 "Borrowing" means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks pursuant to Article II.

                 "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in California, Illinois, New York or Texas are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such day on which dealings are carried on in the London interbank market.

                 "Capitalization" of any Person means the Net Worth of such Person plus the total Indebtedness of such Person.

                 "Capital Lease Obligations" means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, are classified as a capital lease.





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                 "Cash Collateral Account" has the meaning specified in Section
8.1.

                 "Cash Equivalents" means

                 (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than one year from the date of acquisition;

                 (b) certificates of deposit, time deposits, Eurodollar time deposits, bankers' acceptances having maturities not more than six (6) months from the date of acquisition issued by any Bank or by any U.S. commercial bank having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000) whose short term, securities are rated at least, A-1 by Standard & Poor's Corporation and/or P-1 by Moody's Investors Service, Inc.;

                 (c) repurchase agreements with a term of thirty (30) days or less and entered into with the Agent, any Bank, or any bank that is insured by the Federal Deposit Insurance Corporation and has a capital and unimpaired surplus of at least Five Hundred Million Dollars ($500,000,000), if in any case such repurchase agreement is secured by a first priority perfected lien on obligations of the type described in clause (a) above that have a market value (exclusive of accrued interest) at least equal to the amount of such repurchase agreement;

                 (d) commercial paper of an issuer rated at least, A-1 by Standard & Poor's Corporation and/or P-1 by Moody's Investors Service Inc. and in either case maturing within six (6) months after the date of acquisition; and

                 (e) money funds (taxable or tax exempt) that invest exclusively in securities or instruments specified in clauses (a) through (d) above.

                 "Cash Flow" means, for any period, (a) EBITDA for such period plus (b) all payments, if any, made and permitted to be made pursuant to
Section 7.10 for such period.

                 "Change of Control" means any of (i) the acquisition by any Person or two or more Persons (excluding underwriters in the course of their distribution of voting stock in an underwritten public offering) acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission as in effect on the date hereof) of 25% or more of the outstanding





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shares of voting stock of the Company, (ii) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions to any Persons or (iii) the Company merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a controlling interest in the Person surviving such transaction.

                 "Change of Control Date" means (i) with respect to an event described in clause (i) of the definition of "Change of Control", the earliest to occur of (w) the date that the Company receives actual written notice of such event from one or more of the Persons referred to in such clause (i), (x) the date that one or more of the Persons referred to in such clause (i) makes a public announcement of an event specified in such clause (i), (y) the date that one or more of the persons referred to in such clause (i) files a statement on
Schedule 13D or Schedule 13G with the Securities and Exchange commission indicating that an event specified in such clause (i) has occurred or (z) the date that the Company receives a copy of a Schedule 13D or Schedule 13G from one or more Persons referred to in such clause (i) indicating that an event specified in such clause (i) has occurred, and (ii) with respect to an event described in clauses (ii) or (iii) of the definition of "Change of Control", the earlier to occur of the date that the Company has actual knowledge that an event specified in any such clause has occurred or the date on which such event has occurred.

                 "Change of Control Notice" has the meaning specified in
Section 2.7(b).

                 "Closing Date" means May 8, 1995.

                 "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

                 "Commercial Letters of Credit" has the meaning specified in
Section 2.1(b).

                 "Commitments" means Fifty Million Dollars ($50,000,000) as of the Closing Date, as such amount may be reduced from time to time pursuant to the terms of this Agreement, and "Commitment" means, for each Bank, its Revolving Commitment.

                 "Commitment Percentage" means as to any Bank, the percentage of the aggregate Revolving Commitments constituted by such Bank's Commitment.

                 "Consolidated Current Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included





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under current assets on a consolidated balance sheet of the Company and its
Subsidiaries as at such date.

                 "Consolidated Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries as at such date.

                 "Consolidated Net Interest Expense" means, for any period, gross consolidated interest expense for such period determined in conformity with GAAP, plus (a) the portion of the up front costs and expenses for Interest Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Interest Rate Contracts as expenses for such period, less (b) Interest Rate Contracts payments received.

                 "Consolidated Net Worth" means, at any time, shareholders common equity as determined in accordance with GAAP, of the Company and its Subsidiaries minus: (i) all capital contributions to, and all other investments in, KCI Financial by the Company and its Subsidiaries (excluding KCI Financial) and (ii) the aggregate outstanding principal balance of all advances, loans, and extensions of credit payable by KCI Financial to the Company and its Subsidiaries (excluding KCI Financial).

                 "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

                 "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any





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agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                 "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or
(o) of the Code.

                 "Conversion Date" means any date on which the Company elects to convert a Reference Rate Loan to a Eurodollar Rate Loan; or a Eurodollar Rate Loan to a Reference Rate Loan.

                 "Credit Request" has the meaning specified in Section
2.3(f)(i).

                 "Cumulative Net Income" means, as of the date of determination, the consolidated Net Income (without giving effect to net losses) of the Company and its Subsidiaries (excluding KCI Financial) calculated for the period commencing March 31, 1995 and ending on the date of determination. For purposes of this definition of Cumulative Net Income, "Net Income" means for any period, a Person's consolidated net income (or loss) after income and franchise taxes determined in conformity with GAAP, but excluding: (a) the income of any other Person (other than Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless and only to the extent received by such person or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to asset dispositions; and (c) to the extent not included in clauses (a) and (b) above, any after-tax extraordinary non-cash gains or extraordinary non-cash losses.

                 "Debt/EBITDA Ratio" has the meaning specified in Section 7.14.

                 "Default" means any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "DOL" means the United States Department of Labor.

                 "Dollars" and "$" means dollars in lawful currency of the United States of America.

                 "Domestic Lending Office" means with respect to each Bank, the office of such Bank designated as such in the signature pages hereto or such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.

                 "EBITDA" means, for any period, the sum of (a) the net income (or net loss) of a Person for such period as determined in





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accordance with GAAP; (b) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind for such period to the extent included in the determination of such net income (or loss); and (c) all taxes accrued for such period on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that net income (or loss) shall be computed for the purposes of this definition without giving effect to extraordinary losses or extraordinary gains for such period.

                 "Effective Date" means the date (which must be on or before May 15, 1995) on which all conditions precedent set forth in Article V are satisfied or waived by all the Banks.

                 "Election" has the meaning specified in Section 2.7(c).

                 "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability for damages, punitive damages, cleanup costs, removal costs, remedial costs, response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spill, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Company, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" means any and all laws, subsequent enactments, amendments and modifications, including, without limitation, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, but without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.Section 6901 et sec.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C.Section 1251 et seq.), the Clean Air Act (42 U.S.C.Section 1251 et sec.), the Toxic Substances Control act (15 U.S.C.Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et seq), the Environmental Protection Agency's regulations relating to





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underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational
Safety and Health Act (29 U.S.C.Section 651 et seq.) ("OSHA"), as such laws have been amended or supplemented and any analogous future federal, or present or future applicable state or local, statutes and the regulations promulgated thereunder.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any regulation promulgated thereunder.

                 "ERISA Affiliate" means, as to the Company or any Subsidiary, all trades or businesses (whether or not incorporated) under common control with the Company or such Subsidiary and which, together with the Company or such Subsidiary, is treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code.

                 "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by any member of the Controlled Group from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any member of the Controlled Group from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the Controlled Group; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; (i) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (j) a violation of the applicable requirements of
Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary with respect to any Qualified Plan for which the Company or any of its Subsidiaries may be directly or indirectly liable.

                 "Eurocurrency Liabilities" has the meaning assigned to such term in Regulation D of the Federal Reserve Board, as in effect from time to time.

                 "Eurodollar Lending Office" means with respect to each Bank, the office of such Bank designated as such in the signature pages hereto or such other office of such Bank, as such Bank may from time to time specify to the Company and the Agent.





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                 "Eurodollar Rate" means, for each Interest Period in respect of Eurodollar Rate Loans, comprising a part of the same Borrowing, an interest rate per annum (rounded upward to the nearest one-sixteenth of one percent (1/16th of 1%)) determined pursuant to the following formula:

         Eurodollar Rate =                LIBOR
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage

         Where,
                          "Eurodollar Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest one-hundredth of one percent (1/100th of 1%)) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as Eurocurrency Liabilities) having a term comparable to such Interest Period; and

                          "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest one one-hundredth of one percent (1/100th of 1%)) of the rates of interest per annum notified to the Agent by each Reference Bank as the rate of interest at which dollar deposits in the approximate amount of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by such Reference Bank and having a maturity comparable to such Interest Period would be offered to major banks in the London Interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Interest Period. If one of the Reference Banks shall be unable or shall otherwise fail to notify the Agent of such a rate, LIBOR shall be determined on the basis of the rates as notified by the remaining Reference Banks.

                 "Eurodollar Rate Loan" means a Loan that bears interest based on the Eurodollar Rate.

                 "Event of Default" means any of the events specified in
Article VIII, provided, however, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

                 "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board





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(including any such successor, "H.15(519)") for the previous day  opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such previous day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such previous day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such previous day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three (3) leading brokers of Federal funds transactions in New York City, selected by the Agent.

                 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

                 "Fee Letter" means the letter dated March 7, 1995 to the Company from Bank of America.

                 "Financial Letters of Credit" has the meaning specified in
Section 2.1(b).

                 "Foreign Subsidiaries" means any Subsidiary other than a U.S. Subsidiary.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any 'corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                 "Hazardous Materials" means any substance or material (i) which is or becomes defined as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance, under any Environmental Law; (ii) which is toxic, explosive, corrosive,





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flammable, infectious, radioactive, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority; (iii) the presence of which requires investigation or remediation under any Environmental Law or common law; (iv) which is deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties; (v) underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (vi) which contains, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substance or waste, crude oil or any fraction thereof.

                 "Highest Lawful Rate" means the maximum lawful rate of interest permitted by applicable usury laws, now or hereafter enacted, which interest rate shall change when and as such laws change, to the extent permitted by such laws, effective on the day such change in such law becomes effective.

                 "Indebtedness" of any Person means without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued or assumed as the deferred purchase price of property or services; (c) all reimbursement obligations with, respect to surety bonds, letters of credit and bankers acceptances (whether or not matured); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);
(f) all Capital Lease Obligations; (g) all net obligations with respect to Interest Rate Contracts; (h) all obligations with respect to redeemable preferred equity; (i) all indebtedness referred to in paragraphs (a) through
(h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all direct or indirect guaranties in respect of any obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in paragraphs (a) through (h) above, including, without limitation, Contingent Obligations.

                 "Insolvency or Insolvent" means, with reference to a Person other than a partnership, (i) the sum of its debts is greater than all of its properties, at a fair valuation, exclusive of any properties transferred, concealed, or removed with intent to hinder, delay, or defraud creditors, or
(ii) is generally not able to pay its debts as they become due; and with reference to a





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partnership, a Person is insolvent hereunder if (a) its financial condition is such that the sum of its debts is greater than the aggregate of, at a fair valuation, (i) all of such partnership's properties exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors of the partnership, and (ii) the sum of the excess of the value of each general partner's non-partnership properties, exclusive of properties transferred, concealed or removed with intent to hinder, delay or defraud creditors, over such partner's non-partnership debts, or (b) is generally not able to pay its debts as they become due.

                 "Interest Payment Date" means the last day of each Interest Period applicable to any Loan, and with respect to Reference Rate Loans, the last day of each calendar quarter and the Revolving Maturity Date, and on each date a Reference Rate Loan is converted into a Eurodollar Rate Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three
(3) months, interest shall also be paid on the date which falls three (3) months after the beginning of such Interest Period.

                 "Interest Period" means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which such Loan is converted to such Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

         provided that:

                          (i) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                          (ii)    any Interest Period pertaining to a
                 Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and





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
                          (iii) no Interest Period for any Revolving Loans shall extend beyond the Revolving Maturity Date.

                 "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

                 "Issuing Bank" means, with respect to a Letter of Credit, Bank of America Illinois.

                 "KCI Financial" means KCI Financial Services, Inc., a Delaware corporation, and its successors and assigns.

                 "KCI Nonrecourse Debt" means Indebtedness of KCI Financial that is secured by valid and perfected liens on property of KCI Financial for the purpose of financing all or a part of such property and that is created pursuant to documents and instruments which provide that (i) the sole and exclusive remedy of the owner and holder of such Indebtedness in the event of a failure to pay such Indebtedness or the occurrence of any default under the documents and instruments creating such Indebtedness, is limited to the foreclosure of the liens securing such Indebtedness, and (ii) the owner and holder of the Indebtedness has no right, claim, action or recourse, of any nature or kind whatsoever, against KCI Financial other than a foreclosure action against the property of KCI Financial which was pledged to secure such Indebtedness.

                 "Lending Office" means, with respect to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, opposite its name on Schedule I or such other office or offices of such Bank as such Bank may from time to time specify to the Company and the Agent.

                 "Letter of Credit" means a Commercial Letter of Credit or a Standby Letter of Credit and "Letters of Credit" means the Commercial Letters of Credit or the Standby Letters of Credit, or all of them.

                 "Letter of Credit Agreement" means the properly completed and executed standard form of application and agreement for a Letter of Credit of the applicable Issuing Bank.

                 "Letter of Credit Expiration Date" means the earlier of (a) the date of expiration of all Letters of Credit issued hereunder or (b) October 31, 1996 or such later date to which the Banks have agreed to extend the Letters of Credit.

                 "Leverage Ratio" means with respect to any period, the ratio of total consolidated Indebtedness to total consolidated Capitalization for such period.

                 "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge of deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or comparable law of any jurisdiction).

                 "Loan" means an extension of credit by a Bank to the Company pursuant to Section 2.1(a) and may be a Reference Rate Loan or Eurodollar Rate Loan.

                 "Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements, the Fee Letter, and all documents, instruments and agreements executed and/or delivered in connection therewith.

                 "Majority Banks" means at any time Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the then aggregate unpaid principal amount of the Loans and the Revolving Credit Exposure, or of, if no such principal amount is then outstanding and no Revolving Credit Exposure exists, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the Commitments.

                 "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

                 "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) the ability of the Company or any Subsidiary to perform under any Loan Document; (c) the legality, validity or enforceability of any Loan Document; (d) the rights and remedies of the Agent and the Banks under the Loan Documents; except, in the case of clauses (c) and
(d), in the event such change or effect is caused by the action or omission of the Agent or any Bank.

                 "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

                 "Net Worth" of any Person means shareholders equity (not including redeemable preferred equity) as determined in accordance with GAAP.

                 "Note" means a Revolving Note and "Notes" means any of the Revolving Notes, or all of them, substantially in the form of Exhibit A.

                 "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Section 2.3, in substantially the form of Exhibit B.

                 "Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to Section 2.4, in substantially the form of Exhibit C.

                 "Notice of Election" has the meaning specified in Section
2.7(b).

                 "Obligations" means all Loans, obligations under the Letter of Credit Agreements, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company and/or its Subsidiaries to any Bank, the Agent, or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, or in respect of any Interest Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, reasonable expenses, reasonable fees, reasonable attorneys' fees and disbursements (including the reasonable expenses and hourly fees of in-house counsel) and any other sum chargeable to the Company under this Agreement or any other Loan Document.

                 "Officer's Certificate" means the certificate required pursuant to Section 6.2(b).

                 "Other Taxes" has the meaning specified in Section 3.8(b).

                 "Participant" has the meaning specified in Section 12.1(d).

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Performance Letters of Credit" has the meaning specified in
Section 2.1(b).

                 "Permitted Liens" means:

                 (a) any Lien existing on the property of the Company or its Subsidiaries set forth in Schedule 7.1 securing Indebtedness outstanding on March 31, 1995;

                 (b)      the Lien on the Cash Collateral Account;

                 (c) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.6;

                 (d)      Liens imposed by law such as carriers',
         warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

                 (e) Liens on the property of the Company or any of its Subsidiaries incurred, or pledges, or deposits required, in connection with workmen's compensation, unemployment insurance and other social security legislation;

                 (f) Liens on the property of the Company or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and
         (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business provided all such Liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

                 (g) Easements, rights-of-way, restrictions and other encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

                 (h) Purchase money Liens or purchase money security interests on any asset acquired or held by the Company or any of its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that any such Lien attaches to such asset concurrently with or within thirty (30) days after the acquisition thereof and provided that the principal amount of the Indebtedness secured by any such purchase money Liens or purchase money security interests shall not exceed the Indebtedness permitted under Section 7.5;

                 (i) Liens on property of KCI Financial securing KCI Nonrecourse Debt and other Indebtedness of KCI Financial; and

                 (j) Financing statements and Liens filed under the Prior Credit Agreement which are in the process of being released.

                 "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any of its Subsidiaries sponsors or maintains or to which the Company or any of its Subsidiaries makes or is obligated to make contributions, or a Qualified Plan.

                 "Principal Payment Date" means any date on which principal of the Loans is payable pursuant to Section 2.7(a).

                 "Prior Loan Documents" means that certain Credit Agreement dated as of December 17, 1993, as amended, and executed by and among the Company, Bank of America National Trust and Savings Association, as Agent, and the financial institutions named therein and all documents and instruments renewed, extended, modified and increased thereby, and together with all promissory notes, security agreements, pledge agreements, guarantees and other documents and instruments therein described or executed in connection therewith, and all modifications, amendments, renewals, extensions, arrangements and increases thereof.

                 "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                 "Reference Banks" means (a) until such time as the Agent shall appoint two Banks as additional Reference Banks, Bank of America (or its applicable Lending Office, as the case may be) and (b) at such time as the Agent shall appoint two Banks as additional

Reference Banks, Bank of America and such two other Banks (or their applicable Lending Offices, as the case may be).

                 "Reference Rate" means the higher of:

                 (a) the rate of interest publicly announced from time to time by Bank of America in San Francisco, California, as its reference rate. It is a rate set by Bank of America, based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; or

                 (b)      0.5% per annum above the Federal Funds Rate.

                 Any change in the reference rate pursuant to clause (a) above announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Any change in the reference rate pursuant to clause (b) above shall take effect on the effective date of such change in the Federal Funds Rate.

                 "Reference Rate Loan" means a Loan that bears interest based on the Reference Rate.

                 "Reimbursement Obligations" has the meaning specified in
Section 2.9(c).

                 "Rental Expense" means all monetary obligations of the Company or any of its Subsidiaries under any lease or similar arrangement, including without limitation all Capital Lease Obligations.

                 "Repayment Date" has the meaning specified in Section 2.7(b).

                 "Requirement of Law" means as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer" means the Chief Executive Officer, the President, or any Senior Vice President, of the Company or, with respect to financial matters, the Chief Financial Officer, the Vice President - Accounting or the Treasurer of the Company.

                 "Revolving Commitments" means the commitments of the Banks to make Loans pursuant to Section 2.1(a) in a maximum aggregate amount equal to Fifty Million dollars ($50,000,000) as such amount may be reduced from time to time pursuant to the terms of this Agreement, and "Revolving Commitment" shall mean for each Bank the commitment to make Loans in an aggregate amount equal to its Commitment Percentage of the Revolving Commitments.

                 "Revolving Commitment Percentage" means, for each Bank, such Bank's Commitment Percentage of the Revolving Commitment as set forth opposite such Bank's name in Schedule I under the heading "Revolving Commitment Percentage" as the same may be reduced or adjusted pursuant to Section 2.5 or as a result of one or more assignments pursuant to Article XII.

                 "Revolving Credit Exposure" means the sum of the aggregate face amount of Letters of Credit outstanding plus the aggregate amount of drafts paid under Letters of Credit for which the Company has not reimbursed the Agent.

                 "Revolving Loan" has the meaning specified in Section 2.1(a).

                 "Revolving Maturity Date" means the earlier to occur of (a) May 6, 1996 as such date may be extended pursuant to Section 2.10 or (b) the date on which the Revolving Commitments shall terminate in accordance with the provisions of this Agreement.

                 "Revolving Note" means a promissory note of the Company payable to the order of a Bank in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Company to such Bank resulting from Revolving Loans made by such Bank.

                 "SEC" means the U.S. Securities and Exchange Commission, or any other federal agency at the time administering (i) at any time, the Securities Act of 1933 as then in effect or any similar federal statute then in effect, or (ii) at any time, the Securities Exchange Act of 1934 as then in effect or any similar federal statute then in effect, whichever is the relevant statute for the particular purpose.

                 "Standby Letter of Credit" means any of the Financial Letters of Credit or the Performance Letters of Credit.

                 "Subordinated Debt" means the Indebtedness of the Company, or any of its Subsidiaries, or any of their respective Subsidiaries, calculated in accordance with GAAP, heretofore or hereafter incurred, that, by the express terms of the instrument evidencing or creating such Indebtedness or by the terms of a subordination agreement in form and substance satisfactory to the Majority Banks, is validly and effectively made subordinate and subject in right to payment, to whatever extent the Majority Banks may require, to the prior payment of the Obligations.

                 "Subsidiary" means as to any Person, (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, (ii) any partnership of which such Person or any Subsidiary is a general partner or any partnership more than 50% of the equity interests of which are owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries, (iii) a limited liability company in which more than 50% of the percentage interests constituting the membership are owned, or the management of which is otherwise controlled, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries, and (iv) any association or other entity in which more than 50% of the equity interests are owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                 "Subsidiary Guaranty" means collectively one or more guaranties securing the obligations of the Company to the Banks now or hereafter executed by each U.S. Subsidiary (other than KCI Financial) substantially in the form of Exhibit H attached hereto.

                 "Taxes" has the meaning specified in Section 3.8(a).

                 "Transferee" has the meaning specified in Section 12.1(e).

                 "U.S. Subsidiaries" means any Subsidiary incorporated or formed under the laws of the United States of America or any state thereof.

                 "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

                 "Withdrawing Bank" has the meaning specified in Section 2.7(b).

         1.2     Other Definitional Provisions.

                 (a) Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

                 (b) All accounting terms not expressly defined herein shall be construed, except where the context otherwise requires, and all financial computations required under this Agreement shall be made, in accordance with GAAP.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.


                                   ARTICLE II

                        AMOUNT AND TERMS OF COMMITMENTS

         2.1     Amounts and Terms of Commitments.

                 (a) The Revolving Credit. Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Loans to the Company (each such Loan, a "Revolving Loan") from time to time, on any Business Day during the period from the Closing Date to the Revolving Maturity Date, in an aggregate amount not to exceed at any time outstanding such Bank's Revolving Commitment less such Bank's Revolving Commitment Percentage of the Revolving Credit Exposure; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all Revolving Loans then outstanding shall not exceed the Revolving Commitments less the Revolving Credit Exposure. Within the limits of each Bank's Revolving Commitment and each Bank's Revolving Commitment Percentage, the Company may borrow under this Section 2.1(a), request the issuance of Letters of Credit pursuant to Section 2.1(b), prepay pursuant to Section 2.6 and reborrow pursuant to this Section 2.1(a).

                 (b) Letters of Credit. Subject to the terms and conditions hereof and of the Letter of Credit Agreement delivered in accordance with Section 2.3(f), each Issuing Bank hereby agrees to issue letters of credit under the Revolving Commitment ("Letters of Credit"), in form and substance satisfactory to such Issuing Bank, for the account of the Company. The aggregate undrawn face amount of all Letters of Credit at any time outstanding will not exceed the Revolving Commitments less (y) the aggregate amount of outstanding Revolving Loans plus (z) the Revolving Credit Exposure. At no time shall the aggregate amount of outstanding Loans plus the Revolving Credit Exposure exceed the Revolving Commitments. In the event of an actual conflict between the terms and conditions of this Agreement and the terms and conditions of any such Letter of Credit Agreement, the terms and conditions of this Agreement shall prevail except that any such Letter of Credit Agreement may provide for further representations relating specifically to the transaction or affairs underlying any Letter of Credit to be issued by the relevant Issuing Bank.
Each Letter of Credit will (1) be for the account of the Company, (2) consist of, without duplication, (A) nontransferable standby letters of credit to support certain performance obligations of the Company ("Performance Letters of Credit"), (B) nontransferable standby letters of credit to support certain payment obligations of the Company that are permitted by this Agreement ("Financial Letters of Credit"), and (C) nontransferable commercial documentary letters of credit for the purchase of certain inventory in the ordinary course of business ("Commercial Letters of Credit"), and in each instance that are for purposes satisfactory to the relevant Issuing Bank, and (3) shall contain such other reasonable terms and provisions as may be required or desired by the applicable Issuing Bank. Subject to the limitations set forth herein, (1) each Performance Letter of Credit and Financial Letter of Credit shall be issued for the period requested by the Company but in any event for a period not in excess of [one (1)] year from the date of issuance, (2) each Commercial Letter of Credit shall be issued for the period requested by the Company but in any event for a period not to exceed one (1) year from the date of issuance, and (3) all Letters of Credit shall expire no later than the Letter of Credit Expiration Date.

         2.2     Notes.

                 (a) The Revolving Loans made by each Bank shall be evidenced by a Revolving Note payable to the order of such Bank in an amount equal to the Revolving Commitment of such Bank.

                 (b) Each Bank shall endorse on the schedules annexed to its Note, the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each Bank is irrevocably authorized by the Company to endorse its Note and each Bank's record shall be conclusive absent manifest or material error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

         2.3     Procedure for Borrowing and Issuance of Letters of Credit.

                 (a) Each Borrowing of Loans shall be made upon the irrevocable written notice of the Company in the form of a Notice of Borrowing, delivered by facsimile (confirmed by mail) which notice must be received by the Agent prior to 9:00 a.m. (San Francisco, California time) (i) three (3) Business Days prior to the requested borrowing date, in the case of Eurodollar Rate Loans

(ii) one (1) Business Day prior to the requested borrowing date, in the case of Reference Rate Loans specifying:

                 (A) the amount of each Loan, which shall be in a minimum principal amount of One Million Dollars ($1,000,000) and in integral multiples of Five Hundred Thousand Dollars ($500,000);

                 (B) the requested borrowing date which shall be a Business Day;

                 (C) whether the Borrowing is to be comprised of Eurodollar Rate Loans or Reference Rate Loans; and

                 (D) the duration of the Interest Period applicable to such Loans included in such notice, subject to the definition of Interest Period. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Eurodollar Rate Loans, such Interest Period shall be three months.

                 (b) Upon receipt of the Notice of Borrowing, the Agent shall promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

                 (c) Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the office specified by the Agent in Section 14.1 for payment by 10:00 a.m. (San Francisco, California time) on the borrowing date requested by the Company in funds immediately available to the Agent. Unless any applicable condition specified in Article V has not been satisfied, the proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

                 (d) The provisions of Section 2.3(a) notwithstanding, if the Company shall not have given a timely notice of a Borrowing to be made, or of an election to convert or to renew to occur in accordance with Section 2.4, on the last day of any Interest Period for outstanding Loans, then unless the Agent shall have received notice that the Company elects not to make a Borrowing on such day (such notice to have been received at least two (2) Business Days prior to such Day), such outstanding Loans (reduced to the extent necessary to reflect any reductions of the Commitments on or prior to such day) shall automatically be converted to Reference Rate Loans.

                 (e) A maximum number of six (6) Interest Periods may be outstanding at any one time; provided, however, that each Loan is in the minimum amount required under paragraph (A) of Section 2.3(a).

                 (f) (i) Each Letter of Credit shall be issued upon receipt by the Agent and the relevant Issuing Bank of a written request of the Company (a "Credit Request") in substantially the form of Exhibit F together with a duly executed Letter of Credit Agreement not later than 9:00 a.m. (San Francisco, California time) three (3) Business Days prior to the date set for the issuance of such Letter of Credit. The Agent will advise the Banks of the face amount of each Letter of Credit requested within two (2) days of its receipt of the Company's request for a Letter of Credit.

                     (ii) Each Credit Request shall be irrevocable and shall specify, among other things:

                          (1) the proposed date of issuance of the Letter of Credit, which shall be a Business Day;

                          (2)     the stated amount of the Letter of Credit;

                          (3)     the date of expiration of the Letter of
                 Credit;

                          (4) The identity of the relevant Issuing Bank if other than Bank of America Illinois and the name and address of the beneficiary thereof;

                          (5)     the documents to be presented by the
                 beneficiary of the Letter of Credit in case of any drawing thereunder;

                          (6) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder;

                          (7) the purpose of the Letter of Credit and whether such Letter of Credit is to be a Financial Letter of Credit, a Performance Letter of Credit, or a Commercial Letter of Credit; and

                          (8) the aggregate amount of (a) the undrawn face amount of all Letters of Credit outstanding (including such Letter of Credit), which shall not exceed the amount specified in Section 2.1(b), (b) Revolving Credit Exposure

                 (including such Letter of Credit) to be existing on the date of issuance of such Letter of Credit, and (c) all Revolving Loans to be outstanding on the date of issuance of such Letter of Credit; and shall contain a certification to the Agent and the relevant Issuing Bank that the issuance of such Revolving Letter of Credit will not cause the sum of the amounts referred to in clauses (8)(b) and (8)(c) above to exceed the Revolving Commitment.

                     (iii) Each Issuing Bank shall promptly notify the Agent of each issuance of a Letter of Credit by such Issuing Bank pursuant hereto and provide the Agent with a copy of such Letter of Credit and the related Letter of Credit Agreement.

                     (iv) Any request for amendment to or extension of the expiry date of any previously issued Letter of Credit shall be submitted pursuant to a Credit Request by the Company to the Agent and the relevant Issuing Bank not later than two (2) Business Days prior to the date of the proposed amendment or extension. The Agent shall promptly notify the Banks of each request for an amendment to or renewal of any Letter of Credit. The relevant Issuing Bank shall not amend or extend the expiry date of any Letter of Credit if the issuance of a new Letter of Credit having the same terms and conditions as such Letter of Credit as so amended or extended would be prohibited by any provision of Section 2.1(b) or 2.3(f).

         2.4     Conversions and Renewals.

                 (a) The Company may upon irrevocable written notice to the Agent:

                 (i) elect to convert on any Business Day, any Reference Rate Loans (or any part thereof in an amount not less than One Million Dollars ($1,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000)) into Eurodollar Rate Loans;

                 (ii) elect to convert on any Interest Payment Date, any Eurodollar Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than One Million Dollars ($1,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000)), into Reference Rate Loans; or

                 (iii) elect to renew, on any Interest Payment Date therefor, any Eurodollar Rate Loans (or any part thereof in an amount not less than One Million Dollars ($1,000,000) and an integral multiple of Five Hundred Thousand Dollars ($500,000));

provided, that if the aggregate amount of Revolving Loans that are Eurodollar Rate Loans shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than One Million dollars ($1,000,000), the Eurodollar Rate Loans shall automatically convert into Reference Rate Loans, and on and after such date the right of the Company to continue such Loans as Eurodollar Rate Loans shall terminate;

                 (b) The Company shall deliver by facsimile (confirmed by mail), a Notice of Conversion/Continuation in substantially the form of Exhibit C received by the Agent not later than 9:00 a.m. (San Francisco, California time) at least (i) three (3) Business Days in advance of the Conversion Date or renewal date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; and (ii) one (1) Business Day in advance of the Conversion Date or renewal date, if the Loans are to be converted into or renewed as Reference Rate Loans, specifying

                 (A)      the proposed Conversion Date or renewal date;

                 (B) the aggregate amount of Loans to be converted or renewed;

                 (C) the nature of the proposed conversion or continuation; and

                 (D) the duration of the requested Interest Period, subject to the definition of Interest Period;

                 (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, the Company has failed to select a new Interest Period in accordance with the terms of this Agreement to be applicable to such Eurodollar Rate Loans, as the case may be, or if any Event of Default shall then have occurred and be continuing, the Company shall be deemed to have elected to convert such Eurodollar Rate Loans into Reference Rate Loans effective as of the expiration date of such current Interest Period.

                 (d) Upon receipt of a Notice of Conversion/Continuation, the Agent shall promptly notify each Bank thereof. All conversions and renewals shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Bank with respect to which such notice was given.

                 (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, conversion or renewal of any Loans, there shall be not more than six (6) different Interest Periods in effect.

         2.5     Voluntary Termination or Permanent Reduction of Commitments.

                 The Company may upon not less than three (3) Business Days irrevocable prior notice to the Agent, terminate the Revolving Commitments or permanently reduce the Revolving Commitments by an aggregate minimum amount of One Million Dollars ($1,000,000) and integral multiples of Five Hundred Thousand Dollars ($500,000) in excess thereof, provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Revolving Loans plus the Revolving Credit Exposure would exceed the amount of the Revolving Commitments then in effect and, provided, further, that once reduced in accordance with this Section 2.5, the Revolving Commitments may not be increased. Any reduction of the Revolving Commitments shall be applied to each Bank's Commitment in accordance with such Bank's Commitment Percentage. If the Commitments are terminated in their entirety, all accrued commitment fees to, but not including, the effective date of such termination shall be payable on the effective date of such termination without any premium or penalty.

         2.6 Optional Prepayments. Subject to Section 3.12, the Company may, at any time or from time to time, upon at least three (3) Business Days' notice to the Agent, prepay Loans in whole or in part, in minimum amounts of One Million Dollars ($1,000,000) and in integral multiples of Five Hundred Thousand Dollars ($500,000). Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Reference Rate Loans or Eurodollar Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Agent shall promptly notify each Bank thereof and of such Bank's Commitment Percentage of such prepayment. If such notice is given, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and the amounts required pursuant to Section 3.12.

         2.7     Repayment.

                 (a) The Revolving Credit. The Company agrees to repay to the Agent for the account of the Banks the principal amount of the Revolving Loans on the Revolving Maturity Date.

                 (b) Change of Control. If at any time a Change of Control shall occur, then, not later than two (2) Business Days after the applicable Change of Control Date, the Company shall give the Agent and the Banks notice (a "Change of Control Notice") of the occurrence of such Change of Control, specifying the applicable Change of Control Date and the nature of the Change of Control. So long as the Notes have not been accelerated, upon and after the occurrence of a Change of Control (whether or not any Change of Control Notice shall have been given with respect thereto), any Bank may elect (an "Election") to have its Commitment terminated in whole and to require the repayment in full of its Loans and other amounts owing to it hereunder. Each Bank making an Election (a "Withdrawing Bank") shall give the Company, the Agent and the other Banks notice (a "Notice of Election") of its Election not more than ten (10) Business Days after its receipt of a Change of Control Notice. The Notice of Election of each Withdrawing Bank shall be irrevocable and shall specify the date (the "Repayment Date") upon which such Withdrawing Bank requires that its Loans be repaid in full. The Repayment Date for a Withdrawing Bank shall not be earlier than five (5) Business Days after receipt by the Company of such Withdrawing Bank's Notice of Election. The Repayment Date for a Withdrawing Bank shall not be later than the latest date that is the end of an Interest Period applicable to the outstanding Loans made by such Withdrawing Bank. Upon receipt by the Agent and the Company of a Notice of Election from a Withdrawing Bank, the unused portion of the Commitments of such Withdrawing Bank shall automatically terminate. The Company, within five (5) Business Days of its receipt of a Notice of Election, shall pay to such Withdrawing Bank all fees on the amount of its Commitment so terminated, accrued to the date of payment. In addition, on the last day of each Interest Period applicable to the outstanding Loans of a Withdrawing Bank occurring prior to such Withdrawing Bank's Repayment Date, the Commitments of such Withdrawing Bank shall automatically reduce by an amount equal to the principal amount of the Loans whose Interest Period ends on such date, and the Company shall pay to such Withdrawing Bank the principal amount of all such Loans, all accrued and unpaid interest thereon and fees on the amount of such Withdrawing Bank's Commitments so terminated, accrued to the date of payment and, if applicable, amounts pursuant to Section 3.11; provided, however, that if there has been an acceleration of the Notes that has not been withdrawn, repayments shall only be made pursuant to such acceleration. On the Repayment Date for each Withdrawing Bank, the Commitments of such Withdrawing Bank shall terminate in whole, and the Company shall pay to such Withdrawing Bank the principal amount of all of its outstanding Loans, accrued and unpaid interest thereon, fees on the amount of such Withdrawing Bank's Commitments so terminated, accrued through the Repayment Date, and all other outstanding amounts (including amounts pursuant to Sections 3.11 and 3.12), due to such Withdrawing Bank hereunder, and an amount equal to such Withdrawing Bank's Revolving Credit Exposure (the unused portions of such amounts equal to the Withdrawing Bank's Revolving Credit Exposure, if any, shall be returned to the Company after the respective expiration dates of the Letters of Credit and after all amounts due and payable on the Repayment Date are paid in full); provided, however, if there has been an acceleration of the Notes that has not been withdrawn, repayments shall only be made pursuant to such acceleration. Upon and after each Withdrawing Bank's Repayment Date and the repayment in full to such Withdrawing Bank of its outstanding Loans and Revolving Credit Exposure, the accrued interest thereon, all fees and costs due to it hereunder, such Withdrawing Bank shall not be a party to this Agreement nor be included as a "Bank" hereunder except for purposes of Sections 3.11, 9.7 and 11.2. Notwithstanding the foregoing provisions of this Section 2.7(b), if a Change of Control shall occur solely due to the death of James R. Leininger, M.D., the Repayment Date for a Withdrawing Bank shall not be earlier than two hundred seventy (270) days after receipt by the Company of such Withdrawing Bank's Notice of Election.

         2.8     Interest.

                 (a) Subject to Section 2.8(c), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, if any, and (ii) the Eurodollar Rate or the Reference Rate, as the case may be, plus the Applicable Margin.

                 (b) Interest on each Loan shall be payable in arrears on each Interest Payment Date, and for Reference Rate Loans, on each Conversion Date in respect thereof; provided, however, that as to any Loan with respect to which the Company has requested an Interest Period of six months, the Company shall also pay interest at three months. Interest shall also be payable on the date of any prepayment or repayment of Loans pursuant to Section 2.5, 2.6 and
2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, after the occurrence and during the continuance of any Event of Default, interest shall be payable on demand.

                 (c) During the continuation of any Event of Default or after acceleration, the Company shall pay interest (after as well as before judgment to the extent permitted by law) on the principal amount of all Loans due and unpaid and all other sums due and unpaid under any Loan Document, at a rate per annum which is equal to the lesser of (i) the Highest Lawful Rate, if any, and (ii) a rate per annum which is determined by increasing the Applicable Margin then in effect by two percent (2%) per annum; provided, however, that, on and after the expiration of the Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of

Default or after acceleration, bear interest at a rate per annum equal to the Reference Rate plus two percent (2%).

         2.9     Letter of Credit Drawings and Reimbursements.

                 (a) If, in accordance with its standard operating procedures, the relevant Issuing Bank determines that a demand for payment under a Letter of Credit conforms to the terms and conditions of such Letter of Credit, such Issuing Bank shall, as soon as reasonably practicable, give notice to the Company and to the Agent of the date it will make payment to the applicable beneficiary in accordance with the terms of such Letter of Credit. Upon receipt of such notice, the Agent shall promptly notify the Banks thereof. The Company's obligation to reimburse the Agent as provided herein is absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement, or any other document;

                 (ii) the existence of any claim, setoff, defense or other right which the Company may have at any time against the beneficiary of any Letter of Credit, the Agent, the relevant Issuing Bank, the Banks, or any other Person, whether in connection with this Agreement, any Letter of Credit, or any Letter of Credit Agreement, the transactions contemplated herein or any unrelated transactions;

                 (iii) any draft, certificate or other document presented under any Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein is untrue or inaccurate in any respect whatsoever;

                 (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or certificate which complies in all material respects with the terms of a Letter of Credit but does not strictly comply therewith;

                 (v)      the surrender or impairment of any collateral, if any;

                 (vi) any failure of the Agent, the relevant Issuing Bank or any Bank to provide notice to the Company of any drawing under a Letter of Credit;

                 (vii) the occurrence or continuance of a Default or Event of Default; or

                 (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                 (b) Immediately upon the issuance by an Issuing Bank of any Letter of Credit in accordance with this Agreement, each other Bank shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, including all obligations of the Company with respect thereto and any security therefor or guaranty pertaining thereto, in an amount equal to the product of (i) the Commitment Percentage of such Bank and (ii) the stated amount of such Letter of Credit. For purposes of
Section 3.2, each issuance of a Letter of Credit by an Issuing Bank shall be deemed to utilize the Revolving Commitment of each Bank (other than such Issuing Bank) by an amount equal to the amount of such participation and to utilize the Revolving Commitment of such Issuing Bank by an amount equal to the stated amount of such Letter of Credit less the aggregate amount of all participations therein.

                 (c) The Company hereby unconditionally and irrevocably agrees to reimburse the Agent for the account of each Issuing Bank for each payment made by such Issuing Bank under any Letter of Credit issued by such Issuing Bank (a "Reimbursement Obligation") on the date such Issuing Bank is making such payment in accordance with Section 2.9(a) (or, if such Issuing Bank's notice to the Company pursuant to Section 2.9(a) was given after 10:00 a.m. (San Francisco, California time) on such date, on the Business Day next following such date), together with, (i) if applicable, interest on the amount paid by such Issuing Bank from the date the payment was made until it becomes due at a rate per annum equal to the lesser of (y) the Highest Lawful Rate, if any, or (z) the Reference Rate per annum and (ii) if such reimbursement is not made when due (whether directly, by means of Revolving Loans as provided in Section 2.9(d) or by application of any funds then contained in the Cash Collateral Account) interest on the amount so paid by such Issuing Bank from and including the date on which it becomes due to but not including the date such Issuing Bank is reimbursed therefor at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, if any, or (ii) the Reference Rate plus two percent (2%) per annum.

                 (d) Subject to the conditions contained in Article V, the Company may satisfy its Reimbursement Obligation to any Issuing Bank by borrowing Reference Rate Loans hereunder in accordance with Section 2.1(a), the proceeds of which Loans will be used to reimburse such Issuing Bank for the amount of any disbursement made by it under a Letter of Credit together with interest thereon to the extent provided in Section 2.9(c). If the Company shall fail to reimburse or cause any Issuing Bank to be reimbursed directly or by application of funds contained in the Cash Collateral Account on the same day such Issuing Bank honors a drawing under a Letter of Credit (or, if such Issuing Bank's notice to the Company pursuant to Section 2.9(a) was given after 10:00 a.m. (San Francisco, California time) on such date, on the Business Day next following such date), such Issuing Bank shall promptly notify the Agent and the Agent shall promptly notify the other Banks thereof; provided, however, that if on the date of such notification there shall not exist any Default under Section 8.1(g) or 8.1(h), the Company shall be deemed to have requested that Revolving Loans, which shall be Reference Rate Loans, be made by the Banks, to be disbursed on the date of payment by such Issuing Bank under such Letter of Credit. In the event that any Bank fails to make available to the Agent for the account of the relevant Issuing Bank the amount of such Bank's Revolving Loan on the date payment is made under the Letter of Credit, such Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate.

                 (e) If any Reimbursement Obligation of the Company is not repaid directly by the Company when due and cannot be repaid by means of a Borrowing of Revolving Loans, and there shall not then be sufficient funds available for the payment due to the relevant Issuing Bank in the Cash Collateral Account, each other Bank will promptly pay to such Issuing Bank the amount of such other Bank's participation in such Reimbursement Obligation determined in accordance with Section 2.9(b).

                 (f) Upon and only upon receipt by the relevant Issuing Bank or the Agent for the account of such Issuing Bank of funds from the Company (i) in reimbursement of any payment made under a Letter of Credit with respect to which any Bank has theretofore made a payment to the Agent for the account of such Issuing Bank pursuant to Section 2.9(d) or 2.9(e), or (ii) in payment of interest on any Reimbursement Obligation, such Issuing Bank (through the Agent) or the Agent, as the case may be, will pay to each such Bank, in the same funds as those received by such Issuing Bank or the Agent, as the case may be, for the account of such Issuing Bank, such Bank's Commitment Percentage of such funds.

                 (g) If the Agent or any Issuing Bank is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Company to such Issuing Bank or the Agent for the account of such Issuing Bank in reimbursement of a payment made under any Letter of Credit or interest thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or such Issuing Bank its Commitment Percentage of any amounts so returned by the Agent or such Issuing Bank, plus, to the extent such Issuing Bank is required to pay interest to the Company or such official and such interest remains unreimbursed, interest thereon from the date such demand is made to but not including the date such amounts are returned by such Bank to the Agent or such Issuing Bank, at a rate per annum equal to the Federal Funds Rate.

                 (h) The Company assumes all risks of the acts or omissions of beneficiaries of any of the Letters of Credit with respect to their use of the Letters of Credit. Except in the case of gross negligence or willful misconduct on the part of the Agent, any Bank, or any Issuing Bank or any of their respective employees, neither the Agent, any Bank, nor any Issuing Bank nor their respective correspondents shall be responsible: for the validity or genuineness of certificates or other documents, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; for errors, omissions, interruptions or delay in the transmission or delivery of any messages, by mail, telex or otherwise, whether or not they be in code; for errors in the translation or for errors in interpretation of technical terms; or for any consequences arising from causes beyond their control or the control of their correspondents; nor shall they be responsible for any error, neglect or default of any of their respective correspondents; and none of the above shall affect, impair or prevent the vesting of any of their rights or powers hereunder or under any Letter of Credit, all of which rights shall be cumulative. The Agent, the Banks, and the Issuing Bank and their respective correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation. In furtherance but not in limitation of the foregoing provisions, the Company agrees that any action taken by the Agent, any Bank, or any Issuing Bank or any of their correspondents in good faith in connection with any such Letter of Credit, or any related drafts, certificates, documents or instruments (except in the case of gross negligence or willful misconduct on the part of the Agent, any Bank, or any Issuing Bank or any of their correspondents), shall be binding on the Company and shall not put the Agent, the Banks, and the Issuing Banks or their respective correspondents under any resultant liability to the Company; and the Company makes a like agreement as to any inaction or omission, unless in breach of good faith.

                 (i) The Banks severally agree to indemnify the Agent, each Issuing Bank and each officer, director, employee, agent and Affiliate of the Agent and any Issuing Bank ratably according to their Commitment Percentages, to the extent not reimbursed by the Company, from and against any and all actions, causes of action, suits, losses, liabilities, damages, and expenses which may at any time (including at any time following the payment of any of the Reimbursement Obligations) be imposed on, incurred by or asserted against such Person in any way relating to or arising out of the issuance of, transfer of, or payment or failure to pay under any Letter of Credit issued pursuant to this Agreement or the use of proceeds of any payment made under any Letter of Credit issued in accordance with the terms of this Agreement; provided, however, that no Bank shall be liable for the payment of any portion of such actions, causes of action, suits, losses, liabilities, damages and expenses resulting solely from such Person's gross negligence or willful misconduct.

         2.10 Extension of Commitments. On May 6, 1996 (the "Extension Date"), the Revolving Maturity Date shall be extended to the date that is two years thereafter, which shall then be deemed to be the Revolving Maturity Date for the purposes hereof, provided that not less than 60 days before the Extension Date, the Company has requested in writing that the Revolving Maturity Date be extended and not less than 30 days before such date each of the Banks shall have given written notice to the Agent consenting to such extension and to extension of the Letter of Credit Expiration Date, but in no event shall the Revolving Maturity Date be later than May 6, 1998, nor shall the Letter of Credit Expiration Date be later than October 31, 1998. Notwithstanding the foregoing, in the event that the Banks do not agree to extend the Revolving Maturity Date past May 6, 1996, the Commitments will terminate on such date.

                                  ARTICLE III

                FEES; PAYMENTS; TAXES; CHANGES IN CIRCUMSTANCES

         3.1 Agency Fee. The Company agrees to pay to the Agent for its sole account an agency fee in such amount and at such times as agreed in writing between the Company and the Agent.

         3.2 Facility Fees. The Company further agrees to pay to the Agent for the benefit of each Bank a facility fee on such Bank's Revolving Commitment equal to fifteen one hundredths of one percent (.15%) of each Bank's Commitment regardless of usage.

         3.3 Utilization Fees. (a) The Company further agrees to pay to the Agent for the benefit of each Bank a utilization fee on the average daily portion of such Bank's Commitment that is utilized by outstanding Loans or issuance of Letters of Credit equal to one tenth of one percent (.10%) of such utilized Commitment, provided that such fee shall be payable only for each day on which the utilized portion of the Commitments exceeds fifty percent (50%) of the aggregate Commitments.

                 (b) Such facility fees pursuant to Section 3.2 hereof shall accrue with respect to the Revolving Commitment from the Closing Date to the Revolving Maturity Date. Such utilization fees pursuant to Section 3.3 hereof shall accrue from the Closing Date to the Letter of Credit Expiration Date. All accrued fees shall be payable quarterly in arrears on the last day of each calendar quarter commencing on that date which is the last day of the calendar quarter in which the Closing Date occurs and ending on the

Letter of Credit Expiration Date or the Revolving Maturity Date, as the case may be.

         3.4     Letter of Credit Fees.

                 (a) The Company shall pay to the Agent for the pro rata benefit of the Banks a letter of credit fee, to be computed from the date of issuance of each Letter of Credit of (i) four-tenths of one percent (.40%) per annum of the face amount of each Standby Letter of Credit and (ii) thirty-seven and one-half one hundredths of one percent (.375%) of the face amount of each Commercial Letter of Credit.

The letter of credit fee is payable quarterly in advance. The first payment shall be due on the date of issuance of such Letter of Credit, and subsequent payments shall be due on the last day of each calendar quarter thereafter until the expiration date of such Letter of Credit.

                 (b) The Company shall pay to each Issuing Bank for its account in connection with the issuance of any Standby Letter of Credit an issuance fee in the amount of twenty-five one hundredths of one percent (.25%) of the face amount of each Standby Letter of Credit payable on the date of issuance of such Letter of Credit.

                 (c) The Company shall pay to each Issuing Bank for its account in connection with the negotiation of any drawing under a Commercial Letter of Credit a negotiation fee in the amount of fifteen one hundredths of one percent (.15%) of the amount of each drawing under such Commercial Letter of Credit payable on the date of negotiation of the documents accompanying such drawing.

                 (d) The Company shall pay to each Issuing Bank for its account, amendment fees, and such other fees and charges in connection with the Letters of Credit, as the Company and each Issuing Bank shall agree, all such fees and charges to be payable as agreed between the Company and each Issuing Bank.

         3.5     Computation of Fees and Interest.

                 (a) All computations of interest payable in respect of Reference Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, for actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year for actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from, and including, the first day thereof to, but excluding, the last day thereof.

                 (b) The Agent shall, as soon as practicable, notify the Company and the Banks of each determination of a Eurodollar Rate, provided that any failure to do so shall not relieve the Company of any liability hereunder. Any change in the interest rate on a Loan resulting from a change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities or the Reference Rate shall become effective as of the opening of business on the day on which such change in the Eurodollar Reserve Percentage, Eurocurrency Liabilities or the Reference Rate shall become effective. The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change provided that any failure to do so shall not relieve the Company of any liability hereunder.

                 (c) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest or material error.

                 (d) If any Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments), or for any reason whatsoever such Reference Bank shall cease to be a Bank hereunder, such Reference Bank shall thereupon cease to be a Reference Bank, the Eurodollar Rate shall be determined on the basis of the rates as notified by the remaining Reference Banks.

                 (e) Each Reference Bank shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks shall be unable or otherwise fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.


         3.6     Payments by the Company.

                 (a) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks (except as otherwise provided in Section 2.9, 3.1, 3.3, 3.4, 3.10, 3.11, or 3.12), at the Agent's office set forth in Section 14.1, in Dollars and in immediately available funds no later that 12:00 noon (San Francisco, California time). The Agent shall distribute such payments pro rata to each Bank in accordance with its Commitment Percentage of such principal, interest, fees or other amounts, promptly upon receipt in like funds as received. Any payment which is received by the Agent later than 12:00 noon (San Francisco, California time) shall be deemed to have been received on the immediately succeeding Business Day.

                 (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                 (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may (but shall not be required to), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect on such date.

         3.7     Payments by the Banks to the Agent.

                 (a) Each Bank shall make available to the Agent in immediately available funds for the account of the Company the amount of its Commitment Percentage of any Borrowing and any Letter of Credit.

                 (b) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one (1) Business Day prior to the date of any proposed Borrowing that each Bank will not make available to the Agent for the account of the Company the amount of such Bank's Commitment Percentage of such Borrowing, the Agent may assume that each Bank has made such amount available to the Agent on such borrowing date and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made such full amount available to the Agent and the Agent in such circumstances makes available to the Company such amount, such Bank shall within two (2) Business Days following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A certificate of the Agent submitted to any Bank with respect to amounts owing under this Section 3.7(b) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent within two (2) Business Days following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay to the Agent such amount, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                 (c) The failure of any Bank to make any Loan on any date of Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make a Loan on the date of such Borrowing pursuant to the provisions contained herein, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

         3.8     Taxes.

                 (a) Subject to Section 3.8(g), any and all payments by the Company to each Bank, the Arranger, or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's, the Arranger's, or the Agent's, as the case may be, net income by the jurisdiction under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof and (ii) such taxes that would not have been imposed but for the existence of a connection between such Bank or the Agent and the jurisdiction imposing such taxes (other than a connection arising principally by reason of this Agreement or the other Loan Documents) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                 (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes"); provided, however, nothing in this Agreement shall be construed to require the Company to pay any Other Taxes if the payment of such Other Taxes by the Company is prohibited by applicable laws.

                 (c) Subject to Section 3.8(i), the Company will indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.8) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date such Bank or the Agent, as the case may be, makes written demand therefor.

                 (d) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then, subject to Section 3.8(i),

                 (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made,

                 (ii)     the Company shall make such deductions, and

                 (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (e) Within thirty (30) days after the date of any payment by the Company of Taxes or Other Taxes, the Company will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                 (f) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code, and such Bank claims exemption from U.S. withholding tax under Section 1441 or 1442 of the Code, such Bank shall deliver to the Agent:

                 (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed Internal Revenue Service ("IRS") Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement; or

                 (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

                 (iii) such other forms or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, in the event any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Bank under this Agreement, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of obligations of the Company to such Bank under this Agreement. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid. In the event any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the obligations of the Company to such Bank under this Agreement, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

                 (g) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subparagraph (f) are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                 (h) If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this subparagraph (h), together with all costs, expenses and attorneys' fees (including allocated costs for in-house legal services).

                 (i) The Company will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to
Section 3.8(d) to any Bank for the account of any Lending Office of such Bank:

                 (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under Section 3.8(f) in respect of such Lending Office;

                 (ii) if such Bank shall have delivered to the Company a Form 4224 in respect of such Lending Office pursuant to Section 3.8(f) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                 (iii) if such Bank shall have delivered to the Company a Form 1001 in respect of such Lending Office pursuant to Section 3.8(f) and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Company hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

                 (j) If, at any time, the Company requests any Bank to deliver any forms or other documentation pursuant to Section 3.8(f), then the Company shall, on demand of such Bank through the Agent, reimburse such Bank for any costs or expenses reasonably incurred by such Bank in the preparation or delivery of such forms or other documentation.

                 (k) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to Section 3.8(d), then such Bank shall use its best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

                 (l) The agreements and obligations of the Company contained in this Section 3.8 shall survive the payment in full of principal and interest hereunder and under the Notes.

         3.9     Sharing of Payments, Etc.  If, other than as provided in
Section 2.9, 3.1, 3.3, 3.4, 3.10, 3.11, or 3.12, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase by such Bank from each other Bank shall be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid thereto to the extent of such recovery together with an amount equal to such paying Bank's Commitment Percentage (according, to the proportion of (a) the amount of such paying Bank's required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to the provisions of this Section
3.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

         3.10    Illegality.

                 (a) If the introduction of any Requirement of Law or any change in or in the interpretation or administration thereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by such Bank to the Company through the Agent,
(i) the obligation of such Bank to make Eurodollar Rate Loans shall be suspended until such notifying Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exists;

                 (b) If it shall be unlawful to maintain any Eurodollar Rate Loan, the Company shall prepay in full all Eurodollar Rate Loans of such Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Eurodollar Rate Loans together with any amounts required to be paid in connection therewith pursuant to Section 3.12.

                 (c) If the Company is required to prepay any Eurodollar Rate Loan immediately as provided in Section 3.10(b), then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Reference Rate Loan.

                 (d) Before giving any notice to the Agent pursuant to this Section 3.10, the affected Bank shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Bank, be illegal or otherwise disadvantageous to such Bank.

         3.11    Increased Cost and Reduced Return.

                 (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the Eurodollar Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

                 (b) If due to the introduction of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank (taking, into consideration such Bank's or such corporation's, policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of such Bank's obligation under this Agreement, then, upon demand of such Bank, the Company shall immediately pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

         3.12 Funding Losses. The Company agrees to reimburse each Bank and to hold such Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

                 (a) failure of the Company to make any payment or prepayment of principal with respect to any Eurodollar Rate Loan (including payments made after any acceleration thereof),

                 (b) failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation,

                 (c) failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.6, or

                 (d) payment or prepayment of a Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto,

including, without limitation, any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. A certificate of the respective Bank with respect to amounts owing under this Section 3.12 shall be conclusive absent manifest or material error.

         This covenant shall survive termination of this Agreement and the Loan Documents and repayment of the Loans.

         3.13 Eurodollar Rate Protection. In the event that (a) the Majority Banks shall have determined (which determination shall be conclusive and binding upon the Company) that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest
Period with respect to a proposed Loan that the Company has requested be made as a Eurodollar Rate Loan or (b) the Majority Banks shall determine (which determination shall be conclusive and binding upon the Company) that the Eurodollar Rate applicable pursuant to Section 2.8(a) for any requested
Interest Period with respect to a proposed Loan that the Company has requested be made as a Eurodollar Rate Loan do not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent shall forthwith give notice of such determination to the Company and each Bank at least one day prior to the proposed borrowing date for such Eurodollar Rate Loan. If such notice is given, any requested Eurodollar Rate Loan shall be made as a Reference Rate
Loan having an Interest Period of 30 days or such shorter period as may be agreed by the Company and the Agent in consultation with the Banks. Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans may be requested by the Company and on the Interest Payment Date of any Eurodollar
Rate Loan then outstanding and so affected, such outstanding Loan shall be converted into a Reference Rate Loan.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Company hereby represents and warrants to the Agent and each Bank, with the full knowledge that the Agent and each Bank are relying on the following representations and warranties in executing the Agreement and extending the credit contemplated hereby, that:

         4.1     Corporate Existence and Power.  The Company and each of its
Subsidiaries:

                 (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

                 (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own, to pledge, mortgage and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

                 (c) is duly qualified as a foreign corporation or other foreign entity, as the case may be, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                 (d) is in compliance with all Requirements of Law, except, in each case referred to in clause (b), (c) or this clause (d), to the extent that the failure to do so would not have a Material Adverse Effect.

         4.2 Authorization; No Contravention. The execution, delivery and performance by the Company and its U.S. Subsidiaries of this Agreement, and any other Loan Document to which such Person is a party:

                 (a) are within such Person's corporate power and authority and have been duly authorized by all necessary corporate action or, if such Person is not a corporation, are within such Person's power and authority and have been duly authorized by all necessary actions;

                 (b) do not contravene the terms of such Person's charter documents, including, without limitation, such Person's, certificate or articles of incorporation, as applicable, or certificates or articles of organization, as applicable, or Bylaws or regulations, as applicable, or any amendments thereof;

                 (c) will not conflict with or result in any breach or contravention of or the creation of any lien under any indenture, agreement, lease, instrument, injunction, order, decree or undertaking to which such Person is a party;

                 (d) do not require any waivers, consents or approvals by any of the creditors of such Person; and

                 (e) do not require any consents or approvals by any shareholders, members or equity holders, as applicable, of such Person.

         4.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery, performance or enforcement against the Company or any of its U.S. Subsidiaries of this Agreement or any other Loan Document or any other instrument or agreement required hereunder to be made by the Company or any of its Subsidiaries.

         4.4 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms.

         4.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Loan Documents, and the Borrowings hereunder, the issuance of the Letters of Credit and the use of the proceeds thereof, will not violate or contravene any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law except for Permitted Liens. No contract between the Company or its Subsidiaries and any Governmental Authority forbids assignment.

         4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority against the Company or its Subsidiaries or any of their respective properties:

                 (a) with respect to this Agreement, or any Loan Document, or any of the transactions contemplated hereby or thereby; or

                 (b) which, if determined adversely to the Company or its Subsidiaries might have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any Loan Document or directing that the transactions provided for herein not be consummated as herein provided.

         4.7 No Default. No event has occurred and is continuing or would result from the incurring of obligations by the Company under this Agreement or any Loan Document which constitutes a Default or an Event of Default. Neither the Company nor any of its Subsidiaries, is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could have a reasonable likelihood of having a Material Adverse Effect.

         4.8     ERISA Compliance.

                 (a) Schedule 4.8 lists all Plans maintained or sponsored by the Company or to which the Company is obligated to contribute, and separately identifies Plans intended to be qualified under Section 401 of the Code ("Qualified Plans") and Multiemployer Plans. Each of such Plans or written descriptions thereof provided to the Agent are true and complete in all material respects.

                 (b) Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of each such Plan.

                 (c) Each such Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, or an application for initial qualification has been timely filed and is pending before the Internal Revenue Service and the trusts created thereunder are in the Company's opinion exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification or tax-exempt status except as set forth in Schedule 4.8.

                 (d) Except as set forth in Schedule 4.8, there is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate (as to which the Company is or may be liable), nor with respect to any Plan to which the Company or any ERISA Affiliate (wherein the Company is or may be liable) contributes or is obligated to contribute.

                 (e) Except as set forth on Schedule 4.8, none of the Qualified Plans subject to Title IV of ERISA has any Unfunded Pension Liability (as to which the Company is or may be liable).

                 (f) Except as set forth in Schedule 4.8, no Plan maintained or sponsored by the Company provides medical or other welfare benefits or extends coverage, relating to such benefits beyond the date of a participant's termination of employment with the Company, except to the extent required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Code. The Company has complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code.

                 (g) Except as set forth in Schedule 4.8, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Company or to which the Company is obligated to contribute.

                 (h) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan of the Company, or
(iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

                 (i) Except as set forth in Schedule 4.8, the Company has not incurred or reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

                 (j) Except as set forth in Schedule 4.8, the Company has not transferred any Unfunded Pension Liability outside of the Controlled Group or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                 (k) The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which has a reasonable likelihood of having a Material Adverse Effect.

         4.9 Use of Proceeds, Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in Section 6.11. No portion of the Loans will be used, directly or indirectly, in violation of Regulations G, T, U or X of the Federal Reserve Board or in violation of
Section 13 of the Securities Exchange Act. No proceeds of any Loans will be used to acquire any security in any transaction which is subject to Section 14 of the Securities Exchange Act.

         4.10 Title to Properties. Each of the Company and its Subsidiaries has good record and indefeasible title in fee simple to or valid leasehold interests in all its property, except for such defects in title as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. On and after the Closing Date the Company's and its Subsidiaries' property will be free and clear of all security interests or Liens, except Permitted Liens. On and after the Closing Date, the Company's and its Subsidiaries' property (other than property leased from third parties) will be free and clear of rights of others, except Permitted Liens. The Company's and its Subsidiaries' property that is leased from third parties is free and clear of rights of others except for such rights of others that could not reasonably be expected to have a Material Adverse Effect.

         4.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

         4.12    Financial Condition.

                 (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1994, consisting of a balance sheet and the related, consolidated statements of earnings, capital accounts, and cash flows for the fiscal year ended on that date

                 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein,

                 (ii) are complete, accurate and a fair presentation of the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                 (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof (including, without limitation, liabilities for taxes and material commitments).

                 (b) Since December 31, 1994, the date of the audited consolidated financial statements of the Company and its Subsidiaries referred to in Section 4.12(a), there has been no Material Adverse Effect.

         4.13    Environmental Matters.

                 (a) Except as identified in Schedule 4.13, the operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws and all other applicable Requirements of Law concerning environmental health and safety except such non-compliance which would not result in liability in excess of Twenty Five Thousand dollars ($25,000) in the aggregate.

                 (b) Except as identified in Schedule 4.13, the Company and each of its Subsidiaries has obtained all environmental, health and safety permits necessary for its operations, and all such permits are in good standing, and the Company and each of its Subsidiaries is in compliance with all terms and conditions of such permits.

                 (c) Except as identified in Schedule 4.13, the Company and each of its Subsidiaries and all of their present property or operations are not subject to any outstanding written order from or agreement with any Governmental Authority or other Person nor subject to any judicial or docketed administrative proceeding, respecting (i) any environmental, health or safety Requirement of Law; (ii) any action required to clean up, remove, treat or in any other way address Hazardous Material in the indoor or outdoor environment; or (iii) any Environmental Claim arising from the spill, leak, placement, emission, discharge, release or threatened release of Hazardous Material into the environment.

                 (d) Except as identified in Schedule 4.13, to the best of the Company's knowledge, after due inquiry, there are no conditions or circumstances associated with any property of the Company or any of its Subsidiaries or any of their predecessors or with the former operations, including off-site disposal practices which may give rise to material Environmental Claims.

                 (e) Except as identified in Schedule 4.13, to the best of the Company's knowledge, after due inquiry, there are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Company or its Subsidiaries, including Environmental Claims associated with any operations of the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as identified in Schedule 4.13, to the best of the Company's knowledge, after due inquiry, (i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials off-site and
(ii) the

Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and under OSHA.

         4.14 Public Utility; Investment Company; Holding Company. Neither the Company nor any of its Subsidiaries is (i) subject to regulation as a "public utility" or "public service corporation" or the equivalent under any applicable federal or state law, (ii) an "investment company" or a company "controlled" by an "investment company" or an "investment advisor" within the meaning of the Investment Company Act of 1940, as amended, or (iii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utilities Holding Company Act of 1935, as amended.

         4.15 Full Disclosure. All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Company or any of its Subsidiaries in writing to any Bank (including without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of the Company in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not made incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Company or any of its Subsidiaries which has resulted in a Material Adverse Effect or which would (so far as the Company and its Subsidiaries can now foresee) in the future result in a Material Adverse Effect.

         4.16 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Requirement of Law which could have a Material Adverse Effect.

         4.17 Solvency. On and as of the Effective Date the Company and its Subsidiaries, taken as a whole, and the Company, individually, and each of its U.S. Subsidiaries on a going concern basis and taking into account their respective rights of contribution and reimbursement from the Company and, if applicable, the other Subsidiaries, are not Insolvent and after giving effect to the Loans and transactions contemplated by this Agreement, the Company and its Subsidiaries, taken as a whole, and the Company, individually, and each of its U.S. Subsidiaries on a going concern basis and taking into account their respective rights of contribution and reimbursement from the Company and, if applicable, the other Subsidiaries, will not become Insolvent as a result thereof. Each of the Company and its Subsidiaries is and will be able to pay its respective debts as they become due, and has and will have capital sufficient to carry on its respective businesses and all businesses in which it is about to engage; owns and will own property (which, with respect to each Subsidiary, shall include its rights of contribution) having a value, at fair valuation, greater than the amount required to pay its debts; and, after giving effect to the Loans and the transactions contemplated hereby and the other Loan Documents, neither the Company nor any of its Subsidiaries will have incurred, intended to incur, or believe that it has incurred debts beyond its ability to pay as such debts become due. The Company and each of its Subsidiaries have received at least a reasonable equivalent value in exchange for incurring the obligations contemplated hereby.

         4.18 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in unfair labor practice that could have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against the Company nor any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of the Company, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the best knowledge of the Company, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not have a Material Adverse Effect.

         4.19 Copyrights, Patents, Trademarks and Licenses, etc. Each of the Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, and copyrights that are reasonably necessary for the operations of their respective businesses, without knowledge of any conflict with the rights of any other Person with respect thereto. To the best knowledge of the Company, no product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Company or any of its Subsidiaries infringes upon any patent, trademark, service mark or copyright owned by any other Person; no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would be likely to result in a Material Adverse Effect.

         4.20 Subsidiaries. As of the Effective Date, neither the Company nor any of its Subsidiaries has any Subsidiaries other than those listed on
Schedule 4.20 hereto and has no equity investments in any other corporation or entity other than those listed on Schedule 4.20 hereto. On and after the Closing Date each of the Company and its Subsidiaries will be the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding voting stock of each of its Subsidiaries. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to additional shares have been granted to exist.

         4.21 Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection herewith.

         4.22 Prior Loan Documents. No event of default or event that with the passage of time or giving of notice would become an event of default has occurred or is in existence under the Prior Loan Documents.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 Conditions to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the condition that the Agent shall have received on or before the Effective Date one or more originals of all of the following, in form and substance satisfactory to the Agent and the Banks and in sufficient copies for each Bank:

                 (a) Agreement. This Agreement, the Notes and the Loan Documents to which the Company is a party duly executed and delivered by the Company, and where applicable by the Company's Subsidiaries, the Agent and the Banks.

                 (b)      Resolutions; Incumbency.

                 (i) Certified copies of the resolutions of the Board of Directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement, the other Loan Documents and the transactions contemplated thereby and authorizing the borrowing of the Loans and the request for Letters of Credit, certified by the Secretary or an Assistant Secretary of the Company;

                 (ii) Certified copies of the resolutions of the Board of Directors of each U.S. Subsidiary of the Company approving and authorizing the execution, delivery and performance by each respective Subsidiary of the Company of the Loan Documents to which it is a party and the transactions contemplated thereby, certified by the Secretary or an Assistant Secretary; and

                 (iii) A certificate of the Secretary or Assistant Secretary of the Company and each U.S. Subsidiary of the Company certifying the names and true signatures of the officers of the Company and each of its U.S. Subsidiaries authorized to execute and deliver, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder.

                 (c) Articles of Incorporation and Bylaws; Good Standing. Each of the following documents:

                 (i) The charter documents (including, without limitation, the articles or certificates of incorporation or certificates or articles of organization or regulation, as applicable), of the Company and each of the Company's U.S. Subsidiaries that is a party to a Loan Document as in effect on the date of this Agreement, certified by the Secretary of State of its state of incorporation or other jurisdiction, as applicable, and by its Secretary or Assistant Secretary as of the date of this Agreement and the bylaws of each of the Company's Subsidiaries as in effect on the date of this Agreement, certified by its Secretary or Assistant Secretary as of the date of this Agreement; and

                 (ii) A good standing and existence certificate for each of the Company and its U.S. Subsidiaries from the Secretary of State of its state of incorporation or organization, dated within twenty (20) days of the Effective Date and within thirty (30) days after the Effective Date for each state listed on Schedule 5.1(c) where each of the Company and its Subsidiaries is qualified to do business as a foreign corporation, with respect to the good standing and existence for each of the Company and its U.S. Subsidiaries.

                 (d) Legal Opinions. Opinions of Cox & Smith Incorporated, counsel to the Company and its U.S. Subsidiaries, addressed to the Agent and the Banks, in form and substance acceptable to the Banks and the Agent to be delivered as of the Effective Date.

                 (e) Payment of Fees. The Company shall have paid all costs, accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) referred to in Sections 3.1, 3.2, 3.3, 3.4 and 11.1 to the extent then due and payable on the Effective Date.

                 (f) Certificate. A certificate of the Company signed by a Responsible Officer, dated as of the Effective Date, stating that:

                 (1)      the representations and warranties contained in
         Article IV are true and correct on and as of such date, as though made on and as of such date;

                 (2) no event has occurred and is continuing, or would result from the borrowing which constitutes a Default or Event of Default; and

                 (3) there has occurred since December 31, 1994, no Material Adverse Effect.

                 (g) Financial Statements. A copy of the financial statements of the Company and its Subsidiaries referred to in Section 4.12.

                 (h)      The Subsidiary Guaranty.

                 The Subsidiary Guaranty duly executed by each U.S. Subsidiary of the Company (other than KCI Financial).

                 (i) Financial Condition. A certificate from a Responsible Officer of the Company, in substantially the form of Exhibit I together with all exhibits referenced therein, to the effect that, as of the Effective Date and after giving effect to the Loans and the transactions contemplated in this Agreement, the Company is not and will not be, and each of the Company and each of its Subsidiaries, is not and will not be Insolvent, completed in form and substance acceptable to the Banks.

                 (j) Environmental Review. A copy of any and all environmental reports obtained by or in the possession of each of the Company and its Subsidiaries, not previously delivered to the Banks, with respect to any of their real property interests (whether fee, leasehold or otherwise and whether currently or previously owned with respect to which the Company or any of its Subsidiaries may have liability under Environmental Laws), satisfactory to the Majority Banks, and further information, not previously delivered to the Banks in writing, with respect to the disclosures set forth in Schedule 4.13 sufficient to evidence that the matters disclosed therein will not have a material adverse effect upon any of (a) the financial condition, operations, business, properties or prospects of the Company or any of its Subsidiaries;
(b) the ability of the Company or any Subsidiary to perform under any Loan Document; or (c) the rights and remedies of the Agent and the Banks under the Loan Documents.

                 (k) Other Documents. Such other approvals, opinions or documents as any Bank through the Agent may reasonably request.

         5.2 Conditions to all Borrowings. The obligation of each Bank to make any Loan to be made by it hereunder (including its initial Loan) and the obligation to issue any Letter of Credit hereunder (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issuing date:

                 (a) Borrowing Certificate; Credit Request. The Agent shall have received a Notice of Borrowing or a Credit Request, as the case may be.

                 (b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article IV shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such borrowing or issuance date.

                 (c) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or Letter of Credit or after giving effect to the Loans to be made and, or, the Letters of Credit to be issued, on such borrowing date.

                 (d) Illegality. The making of the Loans and the issuance of Letters of Credit shall be permitted by the laws and regulations of each jurisdiction to which the Agent, the Banks, the Company or any of its Subsidiaries are subject (including, without limitation, Regulation G, T, U or X promulgated by the Federal Reserve Board), and shall not subject the Banks or the Agent to any penalty.

         Each Borrowing by the Company hereunder shall constitute a representation and warranty by the Company and its Subsidiaries hereunder as of the date of each such Borrowing that the conditions in Section 5.2 have been satisfied.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other amount shall remain unpaid, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

         6.1 Financial Statements. The Company shall deliver to the Agent, with copies for each Bank, in form and substance satisfactory to them:

                 (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its

Subsidiaries as at the end of such year and the related consolidated statements of earnings, capital accounts and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by the opinion of KPMG Peat Marwick or another nationally recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

                 (b) as soon as available, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Company, an unaudited consolidating balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statement of earnings for such fiscal year, all in reasonable detail certified by an appropriate Responsible Officer as having been used in connection with the preparation of the financial statements referred to in paragraph (a) of this Section;

                 (c) as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of earnings, capital accounts and cash flows for the period commencing on the first day of the fiscal quarter and ending on the last day of such quarter and consolidated balance sheet and related consolidated statements of earnings, capital accounts and cash flows for the period commencing on the first day of the fiscal year and ending on the last day of each such quarter all in reasonable detail and certified by an appropriate Responsible Officer being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries; and

                 (d) as long as KCI Financial is a Subsidiary, as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter a copy of the unaudited balance sheet of KCI Financial and its Subsidiaries as of the end of such quarter and the related statements of earnings, capital accounts and cash flows for the period commencing on the first day of the fiscal quarter and ending on the last day of such quarter and balance sheet and related statements of earnings, capital accounts and cash flows for the period commencing on the first day of the fiscal year and ending on the last day of each such quarter all in reasonable detail and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of KCI Financial and its Subsidiaries.

         6.2 Certificates; Other Information. The Company shall furnish to each Bank:

                 (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) and (c) above, an Officer's Certificate in the form of Exhibit D, certified by a Responsible Officer (i) stating that, to the best of such officer's knowledge, each of the Company and its Subsidiaries, during such period, has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 7.12, 7.13 and 7.14;

                 (c) promptly after the same are sent, but in any event within ten (10) days after the issuance thereof, copies of all notices, proxy statements, financial statements and reports which the Company or any of the Subsidiaries sends or makes available to its stockholders, and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (d) promptly upon receipt thereof, copies of all reports (including, without limitation, so-called management letters) submitted to any of the Company and its Subsidiaries by its independent public accountants in connection with each annual, interim or special audit in respect of the financial statements or accounts of any of them made by such accountants; and

                 (e) as soon as practicable, such additional financial and other information as any Bank may from time to time reasonably request.

         6.3 Preservation of Corporate Existence. The Company shall, and shall cause each of its Subsidiaries to:

                 (a) preserve and maintain in full force and effect its corporate existence (or, if not a corporation, its existence); provided, however, that nothing in this Subsection (a) shall prevent a consolidation or merger permitted by Section 7.3;

                 (b) preserve and maintain in full force and effect its good standing under the laws of the state or jurisdiction of incorporation, as applicable, and its qualification as a foreign corporation and its good standing in each jurisdiction in which it is required to be qualified; provided, however, that nothing in this Subsection (b) shall prevent the withdrawal by any of the Company or its Subsidiaries of its qualification as a foreign corporation in any jurisdiction if, in the judgment of the Company or the respective Subsidiary, such withdrawal is in the best interests of the Company or the respective Subsidiary and is not disadvantageous in any material respect to the holders of the Notes;

                 (c) preserve and maintain in full force and effect all rights, privileges, qualifications, licenses and franchises necessary for the normal conduct of its business;

                 (d) comply with all of its Contractual Obligations except to the extent failure to do so would not have a Material Adverse Effect;

                 (e) use its reasonable efforts, in the ordinary course and consistent with past practice to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it; and

                 (f) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which has a reasonable likelihood of having a Material Adverse Effect.

         6.4 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its properties which are used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not have a Material Adverse Effect.

         6.5 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances, by such other Persons, including without limitation, workers' compensation insurance, public liability and property and casualty insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, flood insurance on any of its improved real estate (other than leasehold estates), if the law so requires. The Company may self insure itself and its Subsidiaries with respect to workers' compensation claims to the extent permitted by applicable laws and so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof. Upon the request of any Bank, the Company shall furnish the Agent, with copies for each Bank, a certificate of a Responsible Officer of the Company (and, if requested by a Bank, of any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section (and which, in the case of a certificate of a broker, were placed through such broker) along with copies of such policies. In the event the Company fails to provide and maintain insurance as provided in this Section, after the occurrence and during the continuation of a Default, the Agent may, at its option and without any obligation to do so, obtain and provide such insurance, and in such event, the Company promises to promptly reimburse the Agent on demand for any disbursements made by the Agent for such purpose. Any such payments and expenditures, together with interest thereon at the rate equal to the lesser of
(i) the Highest Lawful Rate, if any, or (ii) the per annum rate equal to the sum of (x) the Reference Rate plus (y) two percent (2%), which the Company agrees to pay, shall constitute additional Obligations and shall be secured and entitled to the benefits of this Agreement and the other Loan Documents.

         6.6 Payment of Obligations. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities if the failure to do so could reasonably be executed to have a Material Adverse Effect, including without limitation:

                 (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

                 (b) all other lawful claims which, if unpaid, might by law become a Lien upon its property.

         6.7 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such

                 (a) as may be contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP and deemed adequate by the Company, and

                 (b) as to which such failure to comply would not have a Material Adverse Effect.

         6.8 Inspection of Property and Books and Records. The Company will maintain, and will cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and the assets and business of the Company and such Subsidiaries; provided, however that the Foreign Subsidiaries are not required to comply with GAAP for purposes of this Section 6.8. The Company will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers employees and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to a Responsible Officer of the Company; provided, however, during the continuation of an Event of Default the Agent or any Bank may visit and inspect at the expense of the Company and its Subsidiaries such properties at any time during business hours and without advance notice.

         6.9     Environmental Laws.

                 (a) The Company will conduct, or cause to be conducted, and cause each of its Subsidiaries to conduct or cause to be conducted, the ongoing operations of the Company and its Subsidiaries, and will keep and maintain their respective properties, in a manner that will not give rise to the imposition of liability, or require expenditures, under or in connection with any Environmental Law, except for any liabilities or expenditures which, in the aggregate, would not have a reasonable likelihood of having a Material Adverse Effect.

                 (b) Upon written request of the Agent or any Bank, the Company will submit, and cause each of its Subsidiaries to submit, to the Agent and such Bank, at the Company's and the Subsidiaries' sole cost and expense at reasonable intervals (but not more frequently than once per calendar year), a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue and any other environmental, health or safety compliance obligation, remedial obligation or liability, that could result in a Material Adverse Effect.

         6.10 Notices. The Company shall, and shall cause each of its Subsidiaries to, promptly give notice to the Agent and each Bank:

                 (a) of the occurrence of any Default or Event of Default accompanied by a certificate specifying the nature of such Default or Event of Default, the period of existence thereof and the action that each of the Company and its Subsidiaries has taken or proposes to take with respect thereto;

                 (b) of any (i) breach or non-performance of, or any default under any Contractual Obligation of the Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; or (ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority;

                 (c) of the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $5,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could have a Material Adverse Effect; or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document or the operations of the Company or its Subsidiaries;

                 (d) upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their properties pursuant to any applicable Environmental Laws which have or may have a Material Adverse Effect,
(ii) all claims made or threatened by any third party against the Company or any Subsidiary with respect to or because of its or their property relating to damage, responsibility, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials which have or may have a Material Adverse Effect (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as "Environmental Claims"), and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

                 (e) of any other litigation or proceeding affecting the Company or any of its Subsidiaries which the Company would be required to report to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, within four days after reporting the same to the Securities and Exchange Commission;

                 (f) any ERISA Event affecting the Company or any member of its Controlled Group (but in no event more than ten (10) days after such ERISA Event) together with (i) a certificate of the Company setting forth the details of such ERISA Event and the action which the Company or such member proposes to take with respect thereto; (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC; or





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
(iii) any notice delivered by the PBGC to the Company or any member or its Controlled Group with respect to such ERISA Event;

                 (g) promptly upon becoming aware of any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Banks pursuant to Section 6.1(a), notice thereof; and

                 (h) promptly following any change in accounting policies with respect to changes in financial reporting practices, notice thereof and a reasonably detailed description of such change.

         Each notice pursuant to this Section shall be accompanied by a statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company or its applicable Subsidiary proposes to take with respect thereto.

         6.11 Use of Proceeds. The Company will use the proceeds of the Loans for working capital and other general corporate purposes of the Company and its Subsidiaries, including non-hostile acquisitions; but will not use the proceeds of the Loans to pay dividends or purchase stock of the Company.

         6.12 Solvency. The Company will not be, and will not permit any of its Subsidiaries to be Insolvent.

         6.13    Further Assurances.

                 The Company will ensure and will cause each of its Subsidiaries to ensure, that all written information, exhibits and reports furnished to the Agent and the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will, and will cause each of its Subsidiaries to, promptly disclose to the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other amount shall remain unpaid, or any Letter of Credit shall remain outstanding, unless the Majority Banks (and when expressly provided in this Article VII, 100% of the Banks) waive compliance in writing:





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
         7.1 Limitation on Liens. Without the prior written consent of all of the Banks, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or offer or agree to do so, other than the Permitted Liens.

         7.2 Disposition of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or a substantial part of its assets, business or property (including without limitation, accounts and notes receivable (with or without recourse)) or enter into any agreement to do any of the foregoing except:

                 (a) dispositions of inventory, or used, worn-out or surplus property, all in the ordinary course of business;

                 (b) the sale of equipment to the extent that such equipment is traded in for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

                 (c)      the sale of KCI Financial or all of its assets.

         7.3 Consolidations and Mergers. The Company shall not, and shall not permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any or all of its assets (whether now owned or hereafter acquired) or enter into any joint venture or partnership with, any Person except:

                 (a) any Subsidiary of the Company (other than KCI Financial) may merge, consolidate or combine with or into, or transfer assets to, (i) the Company (provided that the Company shall be the continuing or surviving corporation) or (ii) any one or more Subsidiaries of the Company (other than KCI Financial) provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation;

                 (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company (other than KCI Financial), if immediately after giving effect thereto, no Default or Event of Default would exist;





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
                 (c) the Company may merge, consolidate or combine with another entity if (i) the Company is the corporation surviving the merger, and
(ii) immediately after giving effect thereto, no Default or Event of Default would exist; and

                 (d) any Foreign Subsidiary may form a partnership or joint venture with another Foreign Subsidiary of the Company.

         7.4     Acquisitions and Investments.

         The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make, have outstanding, or make a commitment for, any advances, loans, extensions of credit, or capital contributions to, or any other investments (by way of transfers of property or assets, contributions to capital, acquisitions of stock, other securities, equity interests, obligations or other security interests, or evidences of indebtedness, acquisitions of businesses or acquisitions of assets other than in the ordinary course of business, or otherwise) in, any Person, except the following:

                 (a) each of the Company and its Subsidiaries may acquire the business or assets of, or make an investment in, any Person, provided, that for any 12-month period the aggregate of all amounts expended and liabilities assumed by the Company and its Subsidiaries for all acquisitions and investments during such 12-month period shall not, without the prior written consent of the Majority Banks, exceed ten percent (10%) of Consolidated Net Worth unless (y) on the basis of pro forma financial statements prepared on a consolidated basis for the Company and its Subsidiaries and their respective Subsidiaries for the term of this Agreement following any such acquisition or investment no Default or Event of Default would occur hereunder during or with respect to such period and (z) such acquisition or investment is in the ordinary course of the Company's business in the healthcare industry as presently conducted;

                 (b) receivables owing to the Company or any of its Subsidiaries created in the ordinary course of business and payable in accordance with customary terms prevailing in the industry;

                 (c) the Company or any of its Subsidiaries may acquire and hold Cash Equivalents;

                 (d) loans and advances to and equity investments in any of (i) the Company's U.S. Subsidiaries (excluding KCI Financial) in accordance with Section 7.6; and (ii) the Company's Foreign Subsidiaries in accordance with Section 7.6, so long as the aggregate amount of all loans, advances and equity investments in the Company's Foreign Subsidiaries does not exceed $10,000,000 in any one fiscal year of the Company.





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
                 (e) the Company or any of its Subsidiaries may advance funds, not exceeding Three Million Dollars ($3,000,000) in the aggregate at any one time outstanding, to its employees for the purpose of covering the expenses of such employees incurred in the ordinary course of business, provided that, as a sublimit thereof, the Company may continue advances of not more than $100,000 in the aggregate that have been advanced prior to the date of this Agreement for the purposes of exercising stock options of such employees for the purchase of stock in the Company; and

                 (f) advances and loans from the Company to, and equity investments of the Company in (for purposes of this Section 7.4(f) and the definition of "Consolidated Net Worth", the terms equity investments and investments includes the amount of equity that the Company agrees to provide to KCI Financial pursuant to support agreements, make- well agreements and other similar agreements; which amount shall constitute Indebtedness of the Company), KCI Financial so long as after giving effect thereto the Company's Consolidated Net Worth shall not be less than the sum of (i) $150,000,000 plus (ii) 50% of consolidated Cumulative Net Income.

         7.5 Limitation on Indebtedness. The Company shall not and shall not permit its Subsidiaries to, create, incur, assume, guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following, provided that in no event shall the aggregate amount of all of the following Indebtedness under subclauses (f),
(g), and (h) below exceed ten percent (10%) of Consolidated Net Worth:

                 (a)      Indebtedness incurred pursuant to this Agreement;

                 (b) unsecured current liabilities incurred in the ordinary course of business, not evidenced by any note or other instrument, and not incurred through (i) the borrowing of money, or (ii) the obtaining of credit, except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                 (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.6;

                 (d) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                 (e) Subordinated Debt to the extent that, (i) no Default or Event of Default has occurred and is continuing, and (ii) on the basis of pro forma financial statements prepared on a consolidated basis for the Company and its Subsidiaries and certified by a

Responsible Officer of the Company, for the 12 month period following the creation, assumption or incurrence of any Subordinated Debt, no Default or Event of Default would result from such creation, assumption or incurrence, or occur during such 12 month period;

                 (f) Indebtedness existing on March 31, 1995, and set forth, but only to the extent so set forth, in Schedule 7.5;

                 (g)      Indebtedness secured by Liens described in subsection
(h) in the definition of "Permitted Liens";

                 (h) Indebtedness incurred in connection with leases permitted pursuant to Section 7.10;

                 (i) Indebtedness represented by Interest Rate Contracts or Contingent Obligations permitted by Section 7.7; and

                 (j)      KCI Nonrecourse Debt and other Indebtedness of KCI
Financial.

         7.6 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary except as contemplated by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company, or such Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

         7.7 Contingent Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

                 (a) endorsements for collection or deposit in the ordinary course of business;

                 (b)      Interest Rate Contracts;

                 (c)      the Subsidiary Guaranties;

                 (d) the Company's obligations under that one certain Amended and Restated Guaranty dated as of September 30, 1994 in favor of Citicorp North America, Inc. ("Citicorp") whereby the Company guaranteed KCI Therapeutic Services, Inc.'s ("KCITS") and Mediq Incorporated's obligations under the certain Master Lease Agreement No. 753283 dated as of September 29, 1989 between KCITS as lessee therein and Citicorp as lessor therein;





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
                 (e) the Company's make-well agreement to provide up to $1,000,000 of equity in the aggregate to KCI Financial; and

                 (f) the Company's specific guaranty for the benefit of Norwest Financial Leasing, Inc. guaranteeing the performance of the representations and warranties of KCI Financial under that certain Master Assignment of Equipment Rental Agreements dated November 8, 1991 between KCI Financial and Norwest Financial Leasing, Inc. as in effect on November 8, 1991.

         7.8 Compliance with ERISA. The Company shall not directly or indirectly, and shall not permit any ERISA Affiliate to directly or indirectly,
(i) terminate, any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any of its Subsidiaries or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability of the Company or any of its Subsidiaries or any ERISA Affiliate, or (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201 from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any of its Subsidiaries or any ERISA Affiliate,
(iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any material (in the opinion of the Majority Banks) liability to the Company or any of its Subsidiaries or any ERISA Affiliate, or (v) permit the present value of all nonforfeitable accrued benefits under each Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) to exceed materially (in the opinion of the Majority Banks) the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

         7.9 Use of Proceeds. No portion of the Loans will be used, directly or indirectly, for any purpose that could result in a violation of Regulations G, T, U, or X of the Federal Reserve Board.

         7.10 Lease Obligations. Neither the Company nor any of its Subsidiaries shall, nor shall it permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease except for

                 (a) leases of the Company and its Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof, and after the Closing Date, any operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with past practice, provided that the aggregate annual





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
rental payments for all such leases shall not exceed ten percent (10%) of Consolidated Net Worth; and

                 (b) after the Closing Date, any leases (including capital leases) entered into by the Company or any of its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with past practice so long as no Default or Event of Default has occurred and is continuing and after giving effect thereto no Default or Event of Default would exist.

         7.11 Subordinated Debt. The Company shall not, and shall not permit any of its Subsidiaries to:

                 (a) make any voluntary or optional payment or prepayment on any Subordinated Debt now or hereafter outstanding or make any redemption, retirement, purchase or other acquisition, direct or indirect, of any Subordinated Debt or set aside money or securities for a sinking or similar fund for the payment of principal of a premium or interest on any Subordinated Debt or set apart money for the defeasance of any Subordinated Debt; and

                 (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms relating to Subordinated Debt (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date of payment of interest thereon).

         7.12 Consolidated Net Worth. The Company shall not permit Consolidated Net Worth at any time to be less than the sum of (i) $150,000,000 plus (ii) 50% of consolidated Cumulative Net Income for each quarter ending after December 31, 1994 without giving effect to any losses.

         7.13 Leverage Ratio. The Company will not permit the Leverage Ratio of the Company and its Subsidiaries (excluding KCI Financial) for the immediately preceding calendar quarter to be greater, as calculated on the last day of each calendar quarter during the term of this Agreement, than 0.55 to 1.0.

         7.14 Debt/EBITDA Ratio. The Company will not permit the Company's and its Subsidiaries' ratio (the "Debt/EBITDA Ratio") of (a) Indebtedness on a consolidated basis (excluding KCI Financial) to (b) EBITDA, determined on a consolidated basis, calculated as of the last day of each calendar quarter during the term of this Agreement for the preceding four calendar quarters, to be greater than 3.0 to 1.0.

         7.15 Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any type of business other than the types of businesses in which each of the Company and its Subsidiaries, respectively, is currently engaged.





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
         7.16 Tax Election. Except with respect to the contemplated sale of KCI Financial with respect to which the Company intends to make an election under Section 338(h)(10) of the Code, the Company shall not make, and shall not permit any of its Subsidiaries to make, any election under Section 338 of the Code other than a protection carryover election pursuant to the Treasury Regulations issued thereunder without the prior consent of the Banks not to be unreasonably withheld.

         7.17 Change in Structure. Except as permitted under Section 7.3, the Company shall not, and shall not permit any of its Subsidiaries to, make any changes in its capital structure (including, without limitation, in the terms of its outstanding stock) or amend its articles or certificate of incorporation or bylaws if, as a result, there would be a reasonable likelihood of having a Material Adverse Effect.

         7.18 Accounting Changes. The Company shall not, and shall not permit any of its Subsidiaries to, make any significant change in accounting treatment and reporting practices, except as allowed by GAAP or change the fiscal year of the Company or any of its U.S. Subsidiaries.

         7.19 Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, form or acquire any new Subsidiaries; provided, however, the Company and its Subsidiaries may acquire Subsidiaries pursuant to
Section 7.4(b) and form new Subsidiaries so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Default or Event of Default would occur as a result thereof, (iii) in the case of a U.S. Subsidiary, within ten (10) days of the formation or acquisition of a U.S. Subsidiary, such U.S. Subsidiary enters into a valid, binding and enforceable Subsidiary Guaranty in the form of Exhibit H, and (iv) in each instance with respect to a U.S. Subsidiary, such newly acquired or formed U.S. Subsidiary promptly delivers an opinion of local counsel acceptable to the Majority Banks in form and substance acceptable to the Majority Banks with respect thereto.

         7.20 Foreign Subsidiaries. The Company shall not permit any of its Foreign Subsidiaries to own any assets or other property, real or personal, tangible or intangible, in the United States without the consent of the Majority Banks.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         8.1 Events of Default. Upon the occurrence and during the continuation of any of the following events:





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                 (a)      Non-Payment.  The Company shall (i) fail to pay when
due any portion of principal of any Loan or fail to make any mandatory repayment hereunder when due; or (ii) fail to pay when due any portion of interest, fees or any other amount payable hereunder or pursuant to any other Loan Document; or

                 (b) Representation or Warranty. Any representation or warranty made or deemed made by the Company or any of its Subsidiaries herein, in any Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) Specific Defaults. The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 6.3(a), 6.3(c), 6.3(d), 6.3(e), 6.3(f), 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, or 6.13
or Article VII; or

                 (d) Section 6.5 Defaults. The Company shall fail to perform or observe any term, covenant or agreement contained in Section 6.5 and such default shall continue unremedied for a period of ten (10) days after the earlier of (i) the date upon which a Responsible Officer of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof has been given to the Company by the Agent or any Bank; or

                 (e) Other Defaults. The Company or any Subsidiary shall fail to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of twenty (20) days after the earlier of (i) the date upon which a Responsible Officer of the Company or applicable Subsidiary knew or should have known of such failure or (ii) the date upon which written notice thereof has been given to the Company by the Agent or any Bank; or

                 (f) Cross-Default. The Company or any of its Subsidiaries shall (i) fail to make any payment in respect of any Indebtedness (including any Subordinated Debt) or Contingent Obligation, when due (whether by scheduled maturity, required prepayment, acceleration demand, or otherwise) having an aggregate outstanding principal amount of $1,000,000 for all such Indebtedness or Contingent Obligations; or (ii) default in the observance or performance of any other condition or covenant or any other event shall occur or condition exist under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required,





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such Indebtedness to be declared to be due and payable prior to its stated
maturity or such Contingent Obligation to become payable; or

                 (g) Bankruptcy or Insolvency. The Company or any of its Subsidiaries shall (i) become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, (ii) voluntarily cease to conduct its business in the ordinary course substantially as it is conducted on the date hereof or on the Effective Date, (iii) commence any proceeding or file any petition or answer under any liquidation or reorganization with creditors or any other relief under any bankruptcy, reorganization, arrangement, insolvency, or other proceeding, whether Federal or State, relating to the relief of debtors, (iv) acquiesce in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or effect a plan or other arrangement with its creditors, (v) admit the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceeding, whether Federal or State, relating to the relief of debtors, or (vi) take action to effectuate any of the foregoing; or

                 (h) Involuntary Proceedings. Involuntary proceedings or any involuntary petition shall be commenced or filed against the Company or any Subsidiary under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of the Company or any Subsidiary or the appointment of a receiver, trustee, custodian or liquidator for the Company or any Subsidiary or any writ, judgment, warrant of attachment, execution or similar process, shall be issued or levied against a substantial part of the Company's or any Subsidiary's assets and any such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty
(60) days after commencement, filing or levy; or

                 (i) ERISA. The Company or any ERISA Affiliate shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Pension Liabilities shall be filed under Title IV of ERISA, or the PBGC shall institute proceedings under Title IV of ERISA to terminate a Plan or Plans, or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against any such Person to enforce Section 515 of ERISA to collect contributions; or a condition shall exist by reason of which the PBGC would be entitled under Section 4042 of ERISA to obtain a decree adjudicating that a Plan or Plans having aggregate Unfunded Pension Liabilities must be terminated; or

                 (j) Monetary Judgments. One or more final judgments or decrees shall be entered against the Company or any of its





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
Subsidiaries involving in the aggregate liability (not paid or fully covered by insurance) of $5,000,000 or more and the same shall not have been vacated, satisfied, undischarged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

                 (k) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries which does or could be expected to (i) cause a material adverse change in the condition (financial or otherwise), operations, properties or prospects of the Company or any such Subsidiary or (ii) have a material adverse effect on the rights and remedies of the Agent under any Loan Document, and either (A) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (B) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in any such event,

                          (A) the Agent shall at the request of, or may with the consent of, the Majority Banks, declare the Commitments of each Bank to make Loans and to issue Letters of Credit, to be terminated, whereupon such Commitments shall forthwith be terminated; and/or

                          (B) the Agent shall at the request of, and may with the consent of, the Majority Banks, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts payable hereunder to be immediately due and payable, without presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by the Company and its Subsidiaries; and/or

                          (C) with respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, the Agent shall at the request of, and may with the consent of, the Majority Banks, demand that the Company deposit in a cash collateral account at the Agent, for the benefit of the Banks (the "Cash Collateral Account"), an amount equal to the aggregate undrawn amount of the Letters of Credit, whereupon, the Company shall forthwith deposit such amounts in the Cash Collateral Account (the unused portions thereof, if any, shall be returned to the Company after the respective expiration dates of the Letters of Credit and after all Notes and Obligations hereunder and under the Letter of Credit Agreements are paid in full); and/or

                          (D) the Agent may, and shall at the request of the Majority Banks, exercise all rights and remedies available to it as Agent under the Loan Documents or any other agreement;

provided, however, that upon the occurrence of any event specified in clause
(g) or (h) above, the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable immediately and with respect to all Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, the Company shall immediately deposit in the Cash Collateral Account an amount equal to the aggregate undrawn amount of Letters of Credit (the unused portions thereof, if any, shall be returned to the Company after the respective expiration dates of the Letters of Credit and after all Notes and other Obligations are paid in full), without further act of the Agent or any Bank, including, without limitation, without any presentment, acceleration, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by the Company and its Subsidiaries.

         8.2 Rights Not Exclusive. The rights provided for in this Article are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

                                   ARTICLE IX

                                   THE AGENT

         9.1 Appointment. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions,





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
responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         9.2     Appointment of Additional Agent; Delegation of Duties.

                 (a) It is the purpose of this Agreement that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent in such jurisdiction. It is recognized that in case of litigation under this Agreement or the Loan Documents and in particular in case of the enforcement thereof on Default, or in case the Agent deems that by reasons of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein or therein granted to the Agent or take any other action which may be desirable or necessary in connection therewith, the Agent, with the consent of the Majority Banks, may appoint an additional individual or institution as a separate or additional agent, in which event each and every remedy, power, right, claim, demand, cause of action, immunity, interest and lien expressed or intended by this Agreement or the Loan Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vest in such separate or additional agent, but only to the extent necessary to enable such separate or additional agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or additional agent shall run to and be enforceable by either of them.

                 (b) Should any conveyance or instrument in writing from the Banks be required by such separate or additional agent so appointed by the Agent for more fully and certainly vesting in and confirming to him, her or it such rights, powers, duties and obligations, any and all such conveyances and instruments shall, on request, be executed, acknowledged and delivered by the Majority Banks. In case any such separate or additional agent or a successor, shall die, become incapable of acting, resign or be removed, all the rights, powers, duties and obligations of such separate or additional agent, so far as permitted by law, shall vest in and be exercised by the Agent until the appointment of a successor to such separate or additional agent. Any such separate or additional agent appointed by the Agent pursuant to this Section
9.2 may be removed by the Agent at any time, in which case all powers rights and remedies vested in such separate or additional agent shall again vest in the Agent as if no such appointment of additional agent had been made.

                 (c) The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of





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any agent, additional agent or attorney-in-fact that it selects with reasonable care.

         9.3 Liability of Agent. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for its own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any of its Subsidiaries or any officer of any of them contained in this Agreement or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value of any collateral, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company or any of its Subsidiaries to perform its obligations hereunder or thereunder, or (iii) required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Agent pursuant to and in compliance with Article XII, together with the approval of the Company, which approval of the Company shall not be unreasonably withheld, to such assignment or transfer. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

         9.4     Reliance by Agent.

                 (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telecopy, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in





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accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Loans and Revolving Credit Exposure.

                 (b) For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Bank prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Bank shall not have made available to the Agent such Bank's ratable portion of such Borrowing.

         9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         9.6 Credit Decision. Each Bank expressly acknowledges that neither the Agent nor any of its Affiliates nor the Arranger nor any officer, director, employee, agent, attorney-in-fact of any of them has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent or the Arranger to any Bank. Each Bank represents to the Agent, the Arranger and the other Banks that it has, independently and without reliance upon the Agent, the Arranger and the other Banks and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will,





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
independently and without reliance upon the Agent or the Arranger and the other Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company and its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         9.7 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their outstanding Loans and Revolving Credit Exposure, or, if no Loans are outstanding and no Revolving Credit Exposure exists, their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Documents, or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided however, that no Bank shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting solely from the Agent's gross negligence or willful misconduct. It is the express intention of the parties hereto that the Agent shall be indemnified and held harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind arising out of or resulting from the ordinary negligence (whether sole or contributory) of the Agent. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, the costs and expenses which the Company is obligated to pay under Article XI) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent





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
that the Agent is not reimbursed for such expenses by or on behalf of the Company.

         9.8 Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though Bank of America were not the Agent hereunder and Bank of America and its Affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America (and any successor acting as Agent) shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include Bank of America in its individual capacity.

         9.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon thirty (30) days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent shall appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent," shall mean such successor agent and the retiring Agent's rights, powers and, duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

                                   ARTICLE X

                             AMENDMENTS AND WAIVERS

         10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any Loan Document and no consent





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
with respect to any departure by the Company or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks do any of the following:

                 (a) increase the Commitment of any Bank or subject any Bank to any additional obligations;

                 (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due hereunder or under any Loan Document;

                 (c) reduce the principal of, or the rate of interest on any Loan or of any fees or other amounts payable hereunder or under any Loan Document;

                 (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans and outstanding Revolving Credit Exposure which shall be required for the Banks or any of them to take any action hereunder;

                 (e)      amend this Section 10.1;

                 (f)      release any Subsidiary Guaranty;

and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks, affect the rights or duties of the Agent under this Agreement.

                                   ARTICLE XI

                        COSTS, EXPENSES, INDEMNIFICATION

         11.1    Costs and Expenses.  The Company agrees

                 (a) to pay or reimburse the Agent and the Arranger on demand as agreed in the letter agreement dated as of March 7, 1995, for all its out-of-pocket costs and expenses incurred in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement or modification to, or waiver of or consent with respect to, this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent (and the reasonable expenses and hourly fees of in- house counsel) with respect thereto and with respect to advising the Agent as to its





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
rights and responsibilities under this Agreement and the other Loan Documents;

                 (b) to pay or reimburse each Bank, the Arranger and the Agent on demand for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any Loan Document, and any such other documents, and in connection with any refinancing of the Loans, including, without limitation, fees and out-of-pocket expenses of counsel (and the allocated cost of staff counsel) to the Agent and to the Arranger and to each of the Banks; and

                 (c) to pay or reimburse the Agent and the Arranger on demand for (i) all appraisal, audit, search and filing fees, incurred or sustained by the Agent in connection with the matters referred to under paragraphs (a) and (b) above, and (ii) the reasonable costs and expenses of the Arranger in connection with the syndication by the Arranger of the Loans, the Revolving Credit Exposure and the Commitments.

         11.2    Indemnity.

                 (a) The Company agrees to indemnify and hold harmless the Agent, the Arranger and each Bank and each of their respective officers, directors, agents and employees from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable fees, expenses and disbursements of counsel and the reasonable expenses and hourly fees of in-house counsel) which may be incurred by or asserted against the Agent, the Arranger, any Bank or any such other indemnified Person in connection with or arising out of any investigation, litigation or proceeding related to this Agreement, the Commitments, or their negotiation and the preparation of documentation in connection therewith, whether or not the Agent or such Bank is a party thereto; provided, however, that the Company shall not be required to indemnify any such indemnified Person from or against any portion of such claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct of such indemnified Person. It is the express intention of the parties hereto that each indemnified Person shall be indemnified and held harmless against any and all such claims, damages, liabilities, costs and expenses arising out of or resulting from the ordinary negligence (whether sole or contributory) of such indemnified Person.

                 (b) The Company hereby agrees to indemnify, defend and hold harmless the Agent, the Arranger and each Bank, and each of their respective officers, directors, employees and agents, from and against any and all claims, losses, liabilities, actions, consequential damages, costs and expenses, (including, without limitation, reasonable attorneys fees and expenses and the reasonable expenses and hourly fees of in-house counsel), which may be incurred by or asserted against the Agent, the Arranger, any





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
Bank or any such other indemnified Person in connection with or arising out of any investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim (including, without limitation, any Environmental Claim arising out of or relating to any (i) release of Hazardous Materials on, upon or into any such property or (ii) damage to real or personal property or natural resources and/or harm or injury to Persons alleged to have resulted from such release of Hazardous Materials on, upon or into any such property); provided, however, that the Company shall not be required to indemnify, defend or hold harmless any such indemnified Person from or against any portion of such loss, liability, damage or expense arising out of the gross negligence or willful misconduct of such indemnified Person. The claims, losses, liabilities, actions, consequential damages, costs and expenses included in the indemnity in this Section 11.2(b) shall include, without limitation, amounts paid in settlement of claims, all consultant, expert and legal fees and expenses of any indemnified Person's legal counsel costs and expenses and the reasonable expenses and hourly fees of in-house counsel incurred in connection with any investigations of site conditions, or any abatement, cleanup, remediation, removal, or restoration work, or any damages or injuries to the person or property of any third parties or to land, air, water or other natural resources. It is the express intention of the parties hereto that each indemnified Person shall be indemnified and held harmless against any and all such claims, losses, liabilities, actions, consequential damages, costs and expense arising out of or resulting from the ordinary negligence (whether sole or contributory) of such indemnified Person.

                 (c) The Agent and each Bank agree that in the event that any such investigation, litigation or proceeding is asserted or threatened in writing or instituted against it or any of its officers, directors, agents and employees, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, for which the Agent or any Bank may desire indemnity or defense hereunder, the Agent or such Bank shall promptly notify the Company in writing.

                 (d) The Company at the request of the Agent, the Arranger or any Bank shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, and the Agent, in any event, may participate, in the defense thereof with legal counsel of the Agent's choice. In the event that the Agent, the Arranger or any Bank requests the Company to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, the Company shall promptly do so and the Agent or the affected Bank shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by the Agent, the Arranger or any Bank in defending against any such investigation, litigation or proceeding or





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requested remedial, removal or response, action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Agent, the Arranger and each Bank.

                 (e) In no event shall site visit, observation, or testing by the Banks be a representation that Hazardous Materials are or are not present in, on, or under such site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other applicable governmental law. Neither the Company nor any other party is entitled to rely on any site visit, observation, or testing by any Bank. The Banks owe no duty of care to protect the Company or any other party against, or to inform the Company or any other party of, any Hazardous Materials or any other adverse condition affecting any site. The Banks shall not be obligated to disclose to the Company or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Banks.

                 (f) In consideration of the Agent and the Banks permitting the Company to make facsimile requests for Loans and Letters of Credit, the Company covenants and agrees to assume liability for and to protect, indemnify and save the Agent and each Bank, and each of their respective officers, directors, employees and agents harmless from, any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including, but not limited to, reasonable attorneys' fees (including the reasonable expenses and hourly fees of in-house counsel) and expenses of employees, which may be imposed, incurred by or asserted against the Agent or any Bank by reason of any loss, damage or claim howsoever arising or incurred because of, out of or in connection with (i) any action of the Agent or any Bank pursuant to facsimile requests for Loans or Letters of Credit, or (iii) the transfer of funds pursuant to such facsimile requests. It is the express intention of the parties hereto that each indemnified Person shall be indemnified and held harmless against any and all such liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses arising out of or resulting from the ordinary negligence (whether sole or contributory) of such indemnified Person. The Agent is entitled to rely upon and act upon facsimile requests made or purportedly made by any of the officers or employees specified in the resolutions delivered to the Agent or any Bank of even date herewith, as supplemented in writing from time to time and accepted by the Agent or any Bank, and the Company shall be unconditionally and absolutely estopped from denying (x) the authenticity and validity of any transaction so acted upon by the Agent or any Bank once the Agent or any Bank has advanced funds or issued Letters of Credit, as applicable, and has deposited or transferred such funds as requested in any such facsimile, and (y) the Company's liability and responsibility therefor.





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
                                  ARTICLE XII

                          ASSIGNMENTS, PARTICIPATIONS

         12.1    Assignments, Participations, etc.

                 (a) Any Bank may, with the written approval of the Company, the Agent and the Issuing Banks, which approval of the Company shall not be unreasonably withheld and shall be executed on the Assignment and Acceptance in the form of Exhibit E, and notice to the Agent, at any time assign and delegate to one (1) or more banks, insurance companies, finance companies, financial institutions, funds, or other entities and, with notice to the Agent but without the consent of the Company or the Agent, may assign to any of its 100% owned Affiliates (each an "Assignee") all or an equal percentage of all of the Loans, the Revolving Credit Exposure and the Commitments and any other rights or obligations of such Bank hereunder in a minimum amount of Ten Million dollars ($10,000,000) or 100% of such Bank's Commitment, if less, provided, however, that the Company, the Issuing Bank and the Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Agent by such Bank and such Assignee and (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E, together with any Note or Notes subject to such assignment; and (iii) the processing fees of Two Thousand Five Hundred dollars ($2,500) shall have been paid to the Agent.

                 (b) From and after the date that the Agent notifies the assignor Bank that it has received the Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                 (c) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance, the Company shall execute and, deliver to the Agent, new Notes evidencing such Assignee's assigned Loans, and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the, Notes held by such Bank). Immediately upon each Assignee's making its payment under the





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
Assignment and Acceptance, this Agreement and Schedules I and II, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of such Assignee Bank and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto. Promptly after each Assignee's making its payment under the Assignment and Acceptance, a copy of the Assignment and Acceptance executed and delivered, together with amended Schedules I and II, and the existing Notes exchanged pursuant to this Section 12.1(c) marked "Exchanged," shall be delivered by the Agent to the Company.

                 (d) Any Bank may at any time sell to one (1) or more banks or other entities (a "Participant") participating interests in any Loans, the Revolving Credit Exposure, the Commitment of such Bank or any other interest of such Bank hereunder, in a minimum amount of Ten Million Dollars ($10,000,000), provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely, and directly, with such Bank in connection with such Bank's rights and obligations under this Agreement and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to this Agreement except to the extent such amendment, consent or waiver would require unanimous consent as described in the first proviso to
Section 10.1. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other documents in connection herewith, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation, except that the Company agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

                 (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary of the Company or by the Agent or the Arranger on the Company's or such Subsidiary's behalf in connection with this Agreement or any Collateral Document and agrees and undertakes that neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Bank may disclose such information (i) at the request of any bank regulatory authority or in connection with an examination of such Bank by any such

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authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable law; (iv) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which, such Bank conducts its business; and (v) to such Bank's independent auditors and other professional advisors. Notwithstanding the foregoing, the Company authorizes the Agent and each Bank to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to or obtained by the Agent or the Banks pursuant to this Agreement or which has been delivered to the Agent or the Banks by the Company or its Subsidiaries or obtained by the Agent or the Banks from the Company or its Subsidiaries; provided that such Transferee agrees in writing to the Agent or such Bank, as the case may be, to keep such information confidential to the same extent required of the Banks hereunder.

                                  ARTICLE XIII

                         NO WAIVER, WAIVERS AND RELEASE

         13.1 No Waiver. The Company agrees that no Event of Default and no Default under the Prior Credit Agreement has been waived or remedied by the execution of this Agreement by the Agent and the Banks and any such Default or Event of Default heretofore arising and currently continuing shall continue after the execution and delivery hereof.

         13.2 Waivers and Release of Claims. As additional consideration to the execution, delivery, and performance of this Agreement by the parties hereto and to induce the Agent and the Banks to enter into this Agreement, the Company represents and warrants that (a) the Company knows of no defenses, counterclaims or rights of setoff to the payment of any indebtedness of the Company to the Agent or any of the Banks, and (b) the Company for itself, its Subsidiaries, their respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, hereby fully, finally, completely, generally and forever releases, discharges, acquits, waives and relinquishes the Agent and each of the Banks and their respective representatives, agents, officers, directors, employees, shareholders, and successors and assigns, from any and all claims, actions, demands, and causes of action of whatever kind or character, whether joint or several, whether known or unknown, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys' fees, and/or liability whatsoever and whenever incurred or suffered by any of them prior to the execution of this Agreement or arising from the Company's inability to meet the conditions precedent set forth in Article V of this Agreement or the Prior Credit Agreement. Notwithstanding any provision of this Agreement, the Prior Credit

Agreement or any other Loan Document, this Section 13.2 shall remain in full force and effect and shall survive the delivery of the Notes, this Agreement and the other Loan Documents and the making, extension, renewal, modification, amendment or restatement of any thereof.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Notices. All notices, requests and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied or delivered, if to the Company or any of its Subsidiaries to the Company's address specified on the signature pages hereof with a copy to Cox & Smith Incorporated, Attn: Mr. Ward T. Blacklock, Jr., 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205, Telephone No. (210) 554-5235, Telecopy No. (210) 226-8395; if to any Bank, to its address for notice as specified opposite its name on Schedule I; and if to the Agent, to its address for notice specified on the signature pages hereof; or, as to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as to each other party at such other address as shall be designated by such party in a written notice to the Company and the Agent. All such notices and communications shall, when mailed by overnight delivery, telegraphed, telexed, cabled, be effective when delivered for overnight delivery or to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, or if delivered, upon delivery, except that notices pursuant to Article II or VIII shall not be effective until received by the Agent.

         14.2 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         14.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

         14.4 Set-off. In addition to any rights and remedies of the Banks provided by law, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without prior notice to the Company, any such notice being expressly waived by the Company to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company against any and all obligations of the Company now or hereafter existing under this Agreement, or any Loan Document and any Loan held by such Bank irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 14.4 are in addition to the other rights and remedies (including without limitation, other rights of set-off) which such Bank may have.

         14.5 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to such Bank should be directed, of addresses of its Eurodollar Lending Office and its Domestic Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         14.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

         14.7 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         14.8 Interest. It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, the Notes, the other Loan Documents or in any of the documents securing payment thereof or otherwise relating thereto, in no event shall this Agreement or such instruments or documents require or permit the payment, charge, taking, reserving or receipt of any sums constituting interest, as defined under applicable usury laws, if any, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this Agreement, any Note, the other Loan Documents or under the terms of any of the documents securing payment thereof or otherwise relating thereto, or in any communication by the Banks or any other person to the Company or any other party liable for payment of the Notes, or if the maturity of the indebtedness evidenced by any Note is accelerated in whole or in part, or in the event that all or part of the principal of or interest on any Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged, taken, reserved or received under this Agreement, any Note, the other Loan Documents or under any of the documents securing payment thereof or otherwise relating thereto, on the amount of principal actually outstanding from time to time under any Note shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event (i) the provisions of this Section shall govern and control,
(ii) any such excess shall be deemed an accidental or bona fide error and cancelled automatically to the extent of such excess, and shall not be collected or collectable, (iii) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount on such Note or refunded to the Person paying the same, at the holder's option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received under this Agreement, any Note, the other Loan Documents or under such other documents or instruments which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced by such Note, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved or received from the Company or otherwise by the holder or holders thereof in connection with such Note, the other Loan Documents or this Agreement. The terms of this Section shall be deemed to be incorporated in every Loan Document, security instrument, and communication relating to this Agreement, the Notes, the other Loan Documents and the Loans. The term "applicable usury laws" shall mean such laws of the State of Texas or the laws of the state where the applicable Bank is located or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist.

         14.9    GOVERNING LAW.

                 (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT PROVIDED IN SECTION 14.9(b) HEREOF AND TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY.

                 (b) NOTWITHSTANDING ANYTHING IN SECTION 14.9(a) HEREOF TO THE CONTRARY, NOTHING IN THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE AGENT OR ANY OF THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW, INCLUDING WITHOUT LIMITATION THE RIGHT TO CHARGE INTEREST AT THE RATE PERMITTED BY THE LAWS OF THE STATE WHERE THE APPLICABLE BANK IS LOCATED.

         14.10 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, AND THE BANKS HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANKS HEREBY WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         14.11 ENTIRE AGREEMENT. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE COMPANY, THE BANKS AND THE AGENT AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY THE COMPANY OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE AGENT OR THE BANKS.

         THIS WRITTEN AGREEMENT, THE NOTES, THE FEE LETTER, THE OTHER LOAN DOCUMENTS, AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

KINETIC CONCEPTS, INC.                  Address:


By_______________________________       8023 Vantage Drive
  Name:                                 San Antonio, Texas  78230
  Title:
                                        Attn: Ms. Bianca A. Rhodes,
                                                     and
                                              Mr. Martin Landon
                                        Telephone No. (210)524-9000
                                        Telecopy No.  (210)308-3993
                                                      (210)308-3997

AGENT:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as Agent       Address:


By______________________________        1455 Market Street, 12th Floor
  Name:                                 San Francisco, California 94103
  Title:                                Attn: Frank Woo, #5596
                                              Vice President
                                        Telephone No. (415)622-6614
                                        Telecopy No.  (415)622-4894


BANKS:


BANK OF AMERICA ILLINOIS


By______________________________        333 Clay Street, Suite 4550
  Name:                                 Houston, Texas 77002
  Title:                                Attention: Melinda Nickens
                                                   Vice President
                                        Telephone No.  (713) 651-4876
                                        Telecopy No.   (713) 651-4841

TEXAS COMMERCE BANK NATIONAL ASSOCIATION


By______________________________        1020 N.E. Loop 410
  Name:                                 San Antonio, Texas 78209-1218
  Title:                                Attention: David P. McGee
                                                   Senior Vice President
                                        Telephone No.:    (210) 829-6126
                                        Telecopy No.


NATIONSBANK OF TEXAS, N.A.


By______________________________        901 Main Street, 67th Floor
  Name:                                 Dallas, Texas 75202
  Title:                                Attention: Douglas E. Hutt
                                                   Senior Vice President
                                        Telephone No.:    (214) 508-0957
                                        Telecopy No.

                                  EXHIBIT "A"

                                 REVOLVING NOTE


$_____________________                                               May 8, 1995


         KINETIC CONCEPTS, INC., a Texas corporation (the "Borrower"), promises to pay to the order of _________________________________________ (the "Bank"),
for the account of its Lending Office, the principal amount of ___________ MILLION ____________________________ THOUSAND AND NO/100 DOLLARS
($______________) or the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to Section 2.1(a) of the Credit Agreement hereinafter referred to, whichever is less, in immediately available funds at Bank of America National Trust and Savings Association, Global Agency #5596, 1455 Market Street, 12th Floor, San Francisco, California 94103, at the times and in the amounts as set forth in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal balance of the Revolving Loans, from time to time outstanding, at the rates and on the dates set forth in the Credit Agreement. The aggregate unpaid principal amount of all Revolving Loans shall be due and payable on the Revolving Maturity Date.

         All Revolving Loans, the maturities thereof and all repayments of the principal of this note shall be recorded by the Bank in its internal records, but, prior to any transfer hereof, the principal amount of the Revolving Loans shall be noted by the Bank on the reverse side of this note, or on any continuation of such record attached hereto and made a part hereof.

         This note is one of the notes issued pursuant to and entitled to the benefits of the Credit Agreement dated as of May 8, 1995, among the Borrower, Bank of America National Trust and Savings Association, as Agent (the "Agent"), and the Banks now or hereafter a party thereto (as the same may be amended, modified and restated from time to time being hereinafter referred to as the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

         It is contemplated that by reason of prepayments hereon prior to the Revolving Maturity Date, there may be times when no indebtedness is owing hereunder prior to such date, but notwithstanding such occurrence this note shall be in full force and effect as to the Revolving Loans made pursuant to the Credit Agreement subsequent to each such occurrence.

         It is the intention of the Borrower and the Bank to comply with applicable usury laws, if any; accordingly, it is agreed that notwithstanding any provisions to the contrary in this note, the Credit Agreement and the other Loan Documents or in any of the documents relating hereto, in no event shall this note or such instruments or documents require or permit the payment, charging, taking, reserving or receiving of any sums constituting interest under applicable usury laws, if any, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this note, the Credit Agreement, the other Loan Documents or under the terms of any of the documents otherwise relating hereto, or in any communication by the Bank or any other person to the Borrower or any other party liable for payment of this note, or in the event all or part of the principal or interest evidenced by this note shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstances whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this note shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) any such excess shall be deemed an accidental or bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received shall be credited against the then unpaid principal balance under this note or refunded to the Borrower, at Bank's option, and (iv) the effective rate or interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection with this note, the Credit Agreement, and the other Loan Documents, or in any of the documents otherwise relating hereto which are made for the purpose of determining whether such rate exceeds the maximum lawful rate, if any, shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the loan, evidenced by this note, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document, and the communication relating to this note, the other Loan Documents and the loans. The term "applicable usury laws" shall mean such laws of the State of Illinois or the laws of the state where the Bank is located or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable usury laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT PROVIDED IN THE PRECEDING SENTENCE AND IN THE FOLLOWING SENTENCE AND TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY APPLY. NOTWITHSTANDING ANYTHING IN THE IMMEDIATELY PRECEDING SENTENCE TO THE CONTRARY, NOTHING IN THIS NOTE SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE BANK MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW.

         The Borrower and any and all sureties, guarantors and endorsers of this note and all other parties now or hereafter liable hereon, severally waive, except as otherwise provided in the Credit Agreement, grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (i) to all extensions and partial payments, with or without notice, before of after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the Bank, in order to enforce payment of this note, to first institute or exhaust the Bank's remedies against the Borrower or any other party liable therefor or against any security for this note.


                                            KINETIC CONCEPTS, INC.
                                              a Texas corporation



                                            By__________________________________
                                              Name:
                                              Title:

                                   EXHIBIT B

                             NOTICE OF BORROWING


                                                          Date:_________________

Bank of America National Trust and
Savings Association, as Agent for the
Banks from time to time parties to the
Credit Agreement dated as of May 8, 1995
(the "Credit Agreement") by and
among Kinetic Concepts, Inc., the Banks
which are, or may from time to time
become, a party thereto, and the Bank of America National Trust and Savings
Association, as Agent for the Banks


Ladies and Gentlemen:

         The undersigned Kinetic Concepts, Inc. (the "Company") hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to
Section 2.3 of the Credit Agreement, of the Borrowing(s) specified below:

REVOLVING LOAN:

         1.      Aggregate Total Amount:  $______________

         2.      Revolving Loan advance date:  ______________, 19__.

         3.      Requested rate and applicable Dollar amount:

                 Rate Selection

                 (a)      Reference Rate Loan for $____________

                 (b)      Eurodollar Rate Loan with Interest Period of:

                           (i)    one month for $_______________
                          (ii)    two months for $______________
                         (iii)    three months for $____________
                          (iv)    six months for $______________

The Company hereby represents, warrants and agrees, pursuant to Section 5.1 and
5.2 of the Credit Agreement, that the delivery of this Notice of Borrowing and the acceptance by the Company of the proceeds of the Loans constitute a representation and warranty by the Company that, on the date of such Loans, and before and after giving effect thereto and to the application of proceeds therefrom, all conditions precedent set forth in Article V of the Credit Agreement have been satisfied.

         Immediately after the Loan(s) to which this Notice of Borrowing relates, no Default or Event of Default shall have occurred and be continuing.

         The Company agrees that if prior to the time of the making of the Loans requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify the Agent.

         The proceeds of the Revolving Loan(s) which are the subject of this Notice of Borrowing will be used for __________________________________________
________________________________________________________________________________
_______________________________________________________________________________.

         Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

                                        KINETIC CONCEPTS, INC.


                                        By________________________
                                        Name:
                                        Title:

                                  EXHIBIT "C"


                  FORM OF NOTICE OF CONVERSION/CONTINUATION


                                                           Date:________________

Bank of America National Trust and Savings Association, as Agent for the Banks from time to time parties to the Credit Agreement dated as of May 8, 1995 (the "Credit Agreement") by and among Kinetic Concepts, Inc., the various Banks which are, or may from time to time become, a party thereto and Bank of America National Trust and Savings Association, as Agent for the Banks

Ladies and Gentlemen:

         The undersigned Kinetic Concepts, Inc. (the "Company") hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to
Section 2.4 of the Credit Agreement, of the conversion or continuation of the Loan specified below:

         A.      Loan to be converted or continued:

                 (1)      Amount: $__________________

                 (2)      Loan Date: _________________

                 (3)      Existing rate:                  Check applicable blank

                          (a)     Reference Rate            __________________
                          (b)     Eurodollar Rate
                                  Interest Period
                                  (i)       one month       __________________
                                  (ii)      two months      __________________
                                  (iii)     three months    __________________
                                  (iv)      six months      __________________

                 (4)      Date Loan matured: ____________________, 199____

B.       Proposed conversion or continuation date:___________________, 199____.


C. Loan described in (A) above is to be converted or continued as follows:

         (1)     Amount: $_________________

         (2)     Loan Date: ____________________, 199___

         (3)     Requested rate and applicable Dollar amount:

                 (a)      Reference Rate for $ ______________________________

                 (b)      Eurodollar Rate with an Interest Period of:

                           (i)      one month for    $ _________________
                           (ii)     two months for   $ _________________
                           (iii)    three months for $ _________________
                           (iv)     six months for   $ __________________

         The Company hereby represents, warrants and agrees pursuant to Section
5.1 and 5.2 of the Credit Agreement, that the deliver of this Notice of Conversion/Continuation and the acceptance by the Company of the proceeds of the Loan constitute a representation and warranty by the Company that, on the date of such Loan and before and after giving effect thereto and to the application of proceeds therefrom, all conditions precedent set forth in
Article V of the Credit Agreement have been satisfied.

         Immediately after the Loan to which this Notice of Conversion/Continuation relates, no Default or Event of Default shall have occurred and be continuing.

         The Company agrees that if prior to the time of the conversion or continuation of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify the Agent.

         Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.


                                        KINETIC CONCEPTS, INC.

                                        By:_________________________________
                                        Name:_______________________________
                                        Title:______________________________

                                   EXHIBIT D


                             OFFICER'S CERTIFICATE



         The undersigned, the __________________________ of Kinetic Concepts, Inc., a Texas corporation (the "Company"), hereby certifies to Bank of America National Trust and Savings Association, as agent ("Agent") for the "Banks" as that term is defined in that certain Credit Agreement (the "Credit Agreement") dated as of May 8, 1995, by and among the Company, the Agent and the Banks from time to time a party thereto, that:

                 (a) a review of the activities of the Company has been made to ascertain whether the Company, and its Subsidiaries, have kept, observed, performed and fulfilled all of the Company's covenants, conditions, representations and warranties under the Credit Agreement; and

                 (b) to the best of the undersigned's knowledge, information and belief:

                 (i) each of the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant, condition, representation and warranty contained in the Credit Agreement and the Loan Documents and the Company is not in violation of any of the terms and conditions contained in the Credit Agreement;

                 (ii) as of the date hereof, no Default or Event of Default exists under the Credit Agreement or any of the Loan Documents;

                (iii)     (A)     the Consolidated Net Worth of the Company
                          calculated pursuant to Section 7.12 of the Credit Agreement (as shown on Exhibit A hereto) as of __________, _________ is $_____________;

                          (B)     The Leverage Ratio calculated pursuant to
                          Section 7.13 of the Credit Agreement (as shown on Exhibit A hereto) as of _______________ is _______
                          (for purposes of calculating the Leverage Ratio the amount of Indebtedness of KCI Financial is $__________;

                          (C) The Debt/EBITDA Coverage Ratio, calculated pursuant to Section 7.14 of the Credit Agreement (as shown on Exhibit A hereto) as of ________________________, is _________.

         Capitalized terms used herein have the same meanings assigned to them in the Agreement.

         EXECUTED AND DELIVERED ON ________________________.


                                        KINETIC CONCEPTS, INC.

                                        By____________________________
                                        Name:
                                        Title:

                                   EXHIBIT E





                      ASSIGNMENT AND ACCEPTANCE AGREEMENT


         This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Agreement") dated as of _________________, 199_ is made between ___________________________________
_________________________ (the "Assignor") and ______________________________
_____________________ (the "Assignee").


                                R E C I T A L S

         WHEREAS, the Assignor is party to that certain Credit Agreement (the "Credit Agreement") dated as of December 17, 1993, among Kinetic Concepts, Inc., a Texas corporation (the "Company"), the several financial institutions from time to time a party thereto (including the Assignor, the "Banks") and Bank of America National Trust and Savings Association, as Agent for the Banks (terms defined in the Credit Agreement are used herein with the same meaning);

         WHEREAS, as provided in the Credit Agreement, the Banks have committed to extend credit to the Company in an aggregate amount not to exceed FIFTY MILLION AND NO/100 Dollars ($50,000,000); and

         WHEREAS, the Assignor wishes to assign to the Assignee part of the rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans and its Commitment Percentage of the outstanding Revolving Credit Exposure (herein called "Credit Exposure"), in a total amount equal to ____________________________________________ United States dollars
(U.S.$_____________________) (the "Assigned Amount") on the terms listed on Annex I hereto and subject to the conditions set forth herein and in the Credit Agreement, and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         1.      Assignment and Assumption.

                 (a)      Before giving effect to this Agreement, Assignor's
(a) Commitment is $_______________, (b) outstanding aggregate principal amount of its outstanding Loans is $_________________, (c) outstanding aggregate Credit Exposure is $_________________ and (d) Commitment Percentage is ______%. With effect on and after the

Effective Date (as defined in Section 4 hereof), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the Assigned Amount, which shall be equal to _______ percent (____%) (the "Assignee's Percentage Share") of all of the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the Assignee's Percentage Share of the Assignor's (i) Commitment, and (ii) outstanding Loans and Credit Exposure. After giving effect to this Agreement on the Effective Date, the Commitment, Outstanding Loans and Credit Exposure, and Commitment Percentage of Assignor and Assignee, respectively, are set forth as follows:

                                       Outstanding
                          Outstanding     Credit    Commitment
                             Loans       Exposure   Percentage   Commitments
                          -----------  -----------  ----------   -----------
Assignor                  $__________  $__________  _________%   $__________

Assignee                  $__________  $__________  _________%   $__________


                 The assignment set forth in this Section 1(a) shall be without recourse to, or representation or warranty (except as expressly provided in this Agreement) by, the Assignor.

                 (b) With effect on and after the Effective Date, the Assignee shall be a party to the Credit Agreement, shall become a "Bank" for all purposes as therein defined and contemplated, and shall succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.

         2.      Payments.

                 (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to ________________________________________ Dollars ($________________),
representing the Assignee's Percentage Share of the principal amount of all Loans previously made, and currently owned, by the Assignor under the Credit Agreement and outstanding on the Effective Date. The difference between the Assigned Amount and the amount paid to Assignor under this Section 2(a) represents the amount of outstanding Credit Exposure assumed by Assignee pursuant to the terms hereof as of the Effective Date.

                 (b) The Assignee further agrees to pay to the Agent a processing or transfer fee in the amount of $2,500.00.

                 (c) To the extent payment to be made by the Assignee pursuant to Section 2(a) hereof is not made when due, the Assignor shall be entitled to recover such amount together with interest thereon at the Federal Funds Rate per annum accruing from the date such amounts were due.

         3. Reallocation of Payments. Any interest, commissions, fees and other payments accrued to but excluding the Effective Date with respect to the Assignor's Commitment Percentage of the Loans and Credit Exposure, shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agree that it will hold in trust for the other party any interest, commissions, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt. The Assignor's and the Assignee's obligations to make the payments referred to in this Section 3 are non-assignable.

         4.      Effective Date; Notices; Notes.

                 (a) The effective date for this Agreement shall be _______________________ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                 (i) this Agreement shall be executed and delivered by the Assignor and the Assignee;

                (ii) the consent of the Company required for an effective assignment of the Assigned Amount by the Assignor to the Assignee shall have been duly obtained in the form set forth on Annex II hereof, and shall be in full force and effect as of the Effective Date;

               (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Agreement; and

                (iv) the processing or transfer fee referred to in Section 2(b) shall have been paid to the Agent.

                 (b) Promptly following the execution of this Agreement, the Assignor shall deliver to the Agent for acceptance by the Agent, the notices, agreements or other documents as may be required under the Credit Agreement.

                 (c) Promptly following payment by the Assignee of the consideration as provided in Section 2 hereof, the Assignor shall deliver its promissory note(s) to the Agent and shall request that new notes be issued to the Assignor and the Assignee dated the Effective Date to properly reflect the respective amounts of the Loans and Credit Exposure held by each party.

         [5.     Agent INCLUDE ONLY IF ASSIGNOR IS AGENT].

                 (a) The Assignee hereby appoints and authorizes the Assignor to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

                 (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

         6.      Representations and Warranties.

                 (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of the Assignor, enforceable against the Assignor in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general appli-cation relating to or affecting creditors' rights and to general equitable principles.

                 (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company or any guarantor or the performance or observance by the Company or any guarantor of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

                 (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of the Assignee, enforceable against the Assignee in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is eligible under the Credit Agreement to be an assignee in accordance with the terms hereof.

         7. Further Assurances. The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices or other documents or instruments to the Company, the Agent or any guarantor which may be required in connection with the assignment and assumption contemplated hereby.

         8. Indemnity. The Assignee agrees to indemnify and hold harmless the Assignor against any and all losses, costs, expenses

(including, without limitation, reasonable attorneys' fees and the allocated costs and expenses for in-house counsel) and liabilities incurred by the Assignor in connection with or arising in any manner from the non-performance by the Assignee of any obligation assumed by the Assignee under this Agreement.

         9.      Miscellaneous.

                 (a) Any amendment or waiver of any provision of this Agreement shall be in writing signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.

                 (b) All payments made hereunder shall be made without any set-off or counterclaim.

                 (c) All communications among the parties or notices in connection herewith shall be in writing, hand-delivered, telex or facsimile transmitter, addressed as follows: (i) if to the Assignor or the Assignee, at their respective addresses set forth on the signature pages hereof and (ii) if to the Company, the Agent or any guarantor, at their respective addresses set forth in the Credit Agreement or other documents or instruments. All such communications and notices shall be effective upon receipt. The Assignee specifies as its Domestic and Eurodollar Lending Office(s) the offices set forth beneath its name on the signature pages hereof.

                 (d) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

                 (e) The representations and warranties made herein shall survive the consummation of the transactions contemplated hereby.

                 (f) Subject to the terms of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and assigns; provided, however, that no party shall assign its rights hereunder without the prior written consent of the other party and any purported assignment, absent such consent, shall be void. The preceding sentence shall not limit or enhance the right of the Assignee to assign or participate all or part of the Assignee's Percentage Share and the Assigned Amount and any outstanding Loans and Credit Exposure attributable thereto in the manner contemplated by the Credit Agreement.

                 (g) This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                 (h) This Agreement shall be governed by and construed in accordance with the law of the State of _________ and applicable federal law. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any ________ State or Federal court sitting in the ____________ District of ________ over any suit, action or proceeding arising out of or relating to this Agreement or the Credit Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such ________ State or Federal court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

                 (i) This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto, and together with the Credit Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings related to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail.

                 (j) In the event of any inconsistency between the provisions of this Agreement and Annex I hereto, this Agreement shall control. Headings are for reference only and are to be ignored in interpreting this Agreement.

                 (k) The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                        [_____________________________]



                                        By_____________________________
                                          Name:
                                          Title:  Vice President

                                                  - ASSIGNOR -



                                        ______________________________


                                        By_____________________________
                                          Name:
                                          Title:

                                        Domestic Lending Office:


                                        _______________________________

                                        _______________________________


                                        Eurodollar Lending Office:


                                        _______________________________

                                        _______________________________

                                                  - ASSIGNEE -

                                    ANNEX I

                                       TO

                      ASSIGNMENT AND ACCEPTANCE AGREEMENT




1.       Company:  Kinetic Concepts, Inc.

2.       Date of Credit Agreement:

3.       Assignor:

4.       Assignee:

5.       Date of Assignment Agreement:

6.       Effective Date:

7.       Fees paid by Assignee to Assignor:

8.       Interest paid by Assignee to Assignor:


         (i)     Reference Rate
                 Loan

        (ii)     Eurodollar Loan



9.       Payment Instructions:

         Assignor:

         Assignee:

10.      Assignee's Notice:
         Instructions

11.      Other Information:

                                    ANNEX II

                                       TO

                  FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                           _______________, 199_




Bank of America National Trust
  and Savings Association,
  as Agent
1455 Market Street, 12th Floor
San Francisco, California  94103
Attention:  #5596 Global Agency

Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas  78230
Attention:  Treasurer

Dear Sirs:

         We refer to the Credit Agreement dated as of December 17, 1993 (the "Credit Agreement") by and among Kinetic Concepts, Inc. (the "Company"), the Banks from time to time a party thereto and Bank of America National Trust and Savings Association, as Agent for the Banks. Terms defined in the Credit Agreement are used herein as therein defined.


         1. We hereby give you notice of, and request the approval of the Company to, the assignment by ____________ ____________ (the "Assignor") to ________________________________ (the "Assignee") of ______% of the right, title and interest of the Assignor in and to the Credit Agreement (including without limitation the right, title and interest of the Assignor in and to the Commitments of the Assignor and all outstanding Loans made by and Revolving Credit Exposure (herein called "Credit Exposure") of the Assignor). Before giving effect to such assignment the Assignor's (a) Commitment is $__________,
(b) Commitment Percentage is _________%, (c) aggregate principal amount of its outstanding Loans is $___________, and (d) the aggregate principal amount of its outstanding Credit Exposure is $_______________. After giving effect to such assignment, the Assignor's and Assignee's respective Loans, Credit Exposure, Commitment and Commitment Percentage are as follows:

                                       Outstanding
                          Outstanding     Credit    Commitment
                             Loans       Exposure   Percentage   Commitments
                          -----------  -----------  ----------   -----------
Assignor                  $__________  $__________  _________%   $__________

Assignee                  $__________  $__________  _________%   $__________


         2. The Assignee agrees that upon receiving the consent of the Company to such assignment and from and after the effective date of the Assignment, the Assignee will be bound by the terms of the Credit Agreement, with respect to the interest in the Credit Agreement assigned to it as specified above, as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

         3.      The following administrative details apply to the Assignee:

         (A)     Eurodollar Lending Office:

                          Assignee name:  _____________________
                          Address:  ___________________________
                                    ___________________________
                                    ___________________________
                          Attention:   ________________________
                          Telephone:  (   ) ___________________
                          Telecopier:  (   ) __________________

         (B)     Domestic Lending Office:

                          Assignee name:  _____________________
                          Address:  ___________________________
                                    ___________________________
                                    ___________________________
                          Attention:   ________________________
                          Telephone:  (   ) ___________________
                          Telecopier:  (   ) __________________

         (C)     Notice Address:

                          Assignee name:  _____________________
                          Address:  ___________________________
                                    ___________________________
                                    ___________________________
                          Attention:   ________________________
                          Telephone:  (   ) ___________________
                          Telecopier:  (   ) __________________

         (D)     Payment Instructions:

                          Account No.:     ______________________
                                   At:     ______________________
                                           ______________________
                                           ______________________
                            Reference:     ______________________
                            Attention:     ______________________

         4.      The tax forms to be delivered by the Assignee pursuant to
Section 3.8 of the Credit Agreement, if any, will be promptly provided in compliance therewith.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

                                        Very truly yours,

                                        [Name of Assignor]


                                        By ________________________________
                                        Title:


                                        [Name of Assignee]


                                        By ________________________________
                                        Title:


KINETIC CONCEPTS, INC.
hereby grants its approval
of the foregoing assignment:

KINETIC CONCEPTS, INC.


By ____________________________
   Name:
   Title:

ACKNOWLEDGED:

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION,
  as Agent


By ____________________________
   Name:
   Title:

                                  EXHIBIT "F"

                             FORM OF CREDIT REQUEST


                                                         Date:__________________


Bank of America National Trust and
Savings Association, as Agent for the
Banks from time to time parties to the
Credit Agreement dated as of May 8,
1995, (the "Credit Agreement") by and
among Kinetic Concepts, Inc., the Banks
which are, or may from time to time
become, a party thereto, and Bank of
America National Trust and Savings
Association, as Agent for the Banks

Ladies and Gentlemen:

         The undersigned Kinetic Concepts, Inc. (the "Company") hereby refers to the Credit Agreement and hereby requests, pursuant to Section 2.3(f) of the Credit Agreement, issuance of the Letter of Credit specified below:

                 LETTER OF CREDIT REQUEST:

                 1.       Letter of Credit issuance date:  _______________,
                          199____.

                 2.       Amount of Letter of Credit: $_______________.

                 3.       Letter of Credit expiration date: _______________,
                          199____.

                 4.       Name of Issuing Bank: _______________.

                 5.       Name and address of beneficiary of Letter of Credit:

                                  __________________________________
                                  __________________________________
                                  __________________________________
                                  __________________________________

                 6. Documents to be presented by the beneficiary of the Letter of Credit in the event of a drawing thereunder:

                          a.      __________________________________
                          b.      __________________________________

                          c.      __________________________________

                 7. Text of certificate to be presented by the beneficiary of the Letter of Credit in the event of a drawing thereunder:

                          "____________________________________________________
                          _____________________________________________________
                          _____________________________________________________
                          ___________________________________________________."

                 8.       The purpose of the Letter of Credit is ______________
                          _____________________________________________________
                          ____________________________________________________.

                 9.       The Letter of Credit requested is to be (check one):

                          (____)  A Financial Letter of Credit.
                          (____)  A Performance Letter of Credit.
                          (____)  A Commercial Letter of Credit.

                 10.      (a)     The undrawn face amount of all Letters of
                                  Credit outstanding (including the Letter of Credit requested hereby) is equal to $___________________.

                          (b) The total Revolving Credit Exposure, to be outstanding on the date of issuance of the Letter of Credit hereby requested, including the Letter of credit requested hereby, is equal to $____________.

                          (c) The total Revolving Loans to be outstanding on the date of issuance of the Letter of Credit hereby requested is equal to $________________.


         The Company hereby certifies, represents and warrants to the Agent and Issuing Bank that the issuance of the Letter of Credit hereby requested will not and does not cause the sum of the amounts referred to in Paragraphs 10(a) and 10(b) above to exceed the Revolving Commitment.

         The Company hereby represents, warrants and agrees, pursuant to
Section 5.1 and 5.2 of the Credit Agreement, that the delivery of this Letter of Credit Request constitutes a representation and warranty by the Company that, on the date of this Request and on the Letter of Credit issuance date, and before and after giving effect to the issuance of the Letter of Credit, all conditions precedent set forth in Article V of the Credit Agreement have been satisfied.

         Immediately after the issuance of the Letter of Credit to which this Letter of Credit Request relates, no Default or Event of Default shall have occurred and be continuing.

         The Company agrees that if prior to the time of the issuance of the Letter of Credit requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify the Agent.

         Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

                                       KINETIC CONCEPTS, INC.



                                       By:________________________________
                                       Name:
                                       Title:

                                   EXHIBIT H




                               GUARANTY AGREEMENT


         THIS CONTINUING GUARANTY AGREEMENT (this "Guaranty") by [_________________________], a _______________ corporation (the "Guarantor"), is in favor of each of the Banks (herein defined) from time to time a party to the Credit Agreement (herein defined) and in favor of Bank of America National Trust and Savings Association (together with its successors and assigns herein called the "Agent"), as the Agent for and on behalf of the Banks (the "Banks") now or hereafter parties to that certain Credit Agreement dated as of May 8, 1995, by and among the Agent, Kinetic Concepts, Inc., a Texas corporation (the "Borrower") and the Banks from time to time parties thereto, (as the same may be modified, amended and restated from time to time and at any time being herein referred to as the "Credit Agreement"). All capitalized terms used but not defined herein shall have the meaning assigned to them in the Credit Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Banks have extended and will extend credit and financial accommodations to the Borrower, in a principal amount not to exceed at any given time, from time to time, $50,000,000 (collectively, the "Loans") pursuant to the terms of the Credit Agreement;

         WHEREAS, Guarantor is a wholly-owned subsidiary of the Borrower and will derive direct and indirect economic benefits from the Borrower as a result of the Loans;

         NOW, THEREFORE, (i) to induce the Banks, at any time from time to time, to loan monies, with or without security to or for the account of Borrower, (ii) at the special insistence and request of the Agent and the Banks, and (iii) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees as follows:

         1. Guarantor hereby absolutely and unconditionally guarantees the prompt and punctual payment and performance when due (whether at its maturity, by lapse of time, by acceleration or otherwise) of the Guaranteed Obligations (hereinafter defined). This is a continuing guaranty applicable to and guaranteeing any and all indebtedness, obligations, and liabilities of every kind and character of Borrower to the Agent and the Banks, or any one or more of them, whether now existing or hereafter arising, whether due and owing or to become due and owing, whether joint or several, or joint and several, whether absolute or contingent, as created and evidenced by, and arising under, the Credit Agreement and the Notes, and all renewals, extensions, increases, and rearrangements of such indebtedness, obligations or liabilities, including any and all amounts owing or which may hereafter become owing thereon or in connection therewith, including, without limitation, any and all amounts of principal, interest, attorneys' fees, costs of collection and other amounts owing thereunder (hereinafter collectively called the "Guaranteed Obligations").

         2. Guarantor hereby waives marshalling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any indebtedness, obligation or liability to which it applies or may apply, and waives presentment and demand for payment thereof, notice of dishonor or nonpayment thereof, notice of intention to accelerate, notice of acceleration, protest, and notice thereof and all other notices and demands, collection or instigation of suit or any other action by the Agent or the Banks in collection thereof, including any notice of default in payment thereof or other notice to, or demand of payment therefor on, any party. Further, Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the State of Texas including without limitation, any rights it may have pursuant to Rule 31, Texas Rules of Civil Procedure, Articles 1986 and 1987, Revised Civil Statutes of Texas and Chapter 34 of the Texas Business and Commerce Code.

         3. Guarantor agrees to pay to each of the Agent and the Banks its collection costs, including any additional amount for reasonable attorneys' fees (including, but not limited to, reasonable expenses and hourly fees of in-house counsel of Agent and counsel to the Agent), but in no event to exceed the maximum amount permitted by law, if the Guaranteed Obligations are not paid by Guarantor upon demand when due as required herein or if this Guaranty is enforced by suit or through probate or bankruptcy court or through any judicial proceedings whatsoever, and should it be necessary to reduce the Banks' and the Agent's, or any one or more of their, claims to judgment, such judgment shall bear interest at the lesser of (i) the Highest Lawful Rate, if any or (ii) the Reference Rate plus two percent (2%).

         4. This is an absolute and unconditional guaranty of payment and not of collection, by Guarantor, jointly and severally with any guarantor of the Guaranteed Obligations in each and every particular, and Guarantor waives any right to require that (a) any action be brought against Borrower or any other person or entity, (b) the Agent or any Bank enforce its rights against any other guarantor of the Guaranteed Obligations, (c) the Agent or any Bank proceed or enforce its rights against or exhaust any security given to secure the Guaranteed Obligations, (d) the Agent or any Bank have Borrower joined with Guarantor or any other guarantor of all or part of the Guaranteed Obligations in any suit arising out of this Guaranty and/or the Guaranteed Obligations, or (e) the Agent or any Bank pursue any other remedy in the Agent's or any Bank's powers whatsoever.
Neither the Agent nor any Bank shall be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of Borrower or any other guarantor of the Guaranteed Obligations, and shall remain liable hereon regardless of whether Borrower or any other guarantor be found not liable thereon for any reason. Should the Agent or any Bank seek to enforce the obligations of Guarantor by action in any court, Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against Borrower or any other person or entity or that Borrower or any other person or entity be joined in such cause or that a separate action be brought against Borrower or any other person or entity. The obligations of Guarantor hereunder are several from those of Borrower or any other person or entity (including without limitation any other surety for Borrower), and are primary obligations concerning which Guarantor is the principal obligor. All waivers herein contained shall be without prejudice to each of the Agent and the Banks at its option to proceed against Borrower or any other person or entity, whether by separate action or by joinder.

         5. Guarantor agrees that suit may be brought against Guarantor and any other guarantors of the Guaranteed Obligations, jointly and severally, and against one or more of them, less than all, without impairing the rights of the Agent and the Banks, or any one or more of them, against the other guarantors; nor shall the Agent or any Bank be required to join Borrower or any other guarantor or liable party in a suit against a particular guarantor; and the Agent may release Borrower and/or one or more guarantor(s) or settle with such persons or entities as the Agent deems fit without releasing or impairing the rights of the Agent and the Banks, or any one or more of them, to demand and collect the balance of such indebtedness from the other remaining guarantors not so released.

         6. Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that the Guarantor's obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

                 (a) Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding between (i) Borrower and the Agent,
(ii) Borrower and the Banks, or any of them, or (iii) Borrower, the Agent and the Banks, or any of them, or any other person or entity, pertaining to the Guaranteed Obligations;

                 (b) Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Agent and the Banks, or any one or more of them, to Borrower or Guarantor or any person or entity liable on the Guaranteed Obligations;

                 (c) The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of Borrower or Guarantor or any other person or entity at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the shareholders, partners, or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor;

                 (d) The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

                 (e) Any full or partial release of the liability of Borrower on the Guaranteed Obligations or any part thereof, of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other person or entity, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties other than Borrower will be liable to perform the Guaranteed Obligations, or the Agent will look to other parties to perform the Guaranteed Obligations;

                 (f) The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations;

                 (g) Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

                 (h) The failure of the Agent or the Banks, or any one or more of them, or any other person or entity to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

                 (i) The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations;

                 (j) Any payment by Borrower to the Agent (whether for sums owing to the Agent or to the Agent for the benefit of the Banks) is held to constitute a preference under the bankruptcy laws, or for any reason Bank is required to refund such payment or pay such amount to Borrower or someone else;

                 (k) Any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof; it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations; or

                 (l) The fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including without limitation by way of a discharge, limitation or tolling thereof under applicable bankruptcy laws.

         7. In the event any payment by Borrower or any other guarantor of all or part of the Guaranteed Obligations to the Agent (whether for sums owing to the Agent or to the Agent for the benefit of the Banks) is held to be a preference under the bankruptcy laws, or if for any other reason the Agent or the Banks are required to refund such payment or pay the amount thereof to any other party, such payment by Borrower or by such guarantor to the Agent shall not constitute a release of Guarantor from any liability respecting payment of the Guaranteed Obligations, and Guarantor agrees to pay such amount to the Agent upon demand.

         8. The usury savings clause set forth in Section 14.8 of the Credit Agreement is hereby incorporated by reference into this Guaranty and is made a part hereof for all purposes; it being agreed that all rights and remedies of the Agent and the Banks, or any one or more of them, hereunder are subject to the usury savings clause.

         9. This Guaranty is for the benefit of the Agent and the Banks, and for such other persons and entities as may from time to time become or be the holders of any Guaranteed Obligations; and this Guaranty shall be transferable and negotiable, with the same force and effect and to the same extent as the Guaranteed Obligations may be transferable, it being understood that upon the assignment or transfer by the Agent and the Banks, or any one or more of them, of any Guaranteed Obligations, the legal holder of such Guaranteed Obligations shall have all of the rights granted to the Agent and the Banks under this Guaranty.

         10. Payment of all amounts hereunder shall be made at the offices of the Agent.

         11. As security for payment of the Guaranteed Obligations and other amounts now or hereafter owing hereunder, Guarantor hereby grants to the Agent and to each Bank a security interest in, and a contractual pledge and assignment of, any and all money, property, accounts, securities, documents, chattel paper, claims, demands, instruments, items or deposits of Guarantor, or to which Guarantor is a party, now held or hereafter coming within any of the Banks' custody or control, including by way of example and not of limitation all certificates of deposit and other depository accounts, whether such have matured or the exercise of a Bank's rights results in loss of interest or other penalty on such deposits, but excluding deposits subject to tax penalties if assigned. Without prior notice to or demand upon Guarantor, the Agent and the Banks, or any one or more of them, may instruct any one or more of the Banks to exercise its rights granted above, as well as other rights and remedies at law and equity (all of which are cumulative), at any time on or after the occurrence and during the continuance of a Default or Event of Default. If any notice is required by law, five (5) day's notice shall be deemed reasonable.
In addition, the Agent shall have the right to file this Guaranty as a Uniform Commercial Code financing statement naming Guarantor, as Debtor, and the Agent, as secured party, and indicating therein the types, or describing the items of security herein specified. The Agent and the Banks, individually and collectively, shall have all the rights and remedies of a secured party under the Uniform Commercial Code and shall have the right after five (5) day's notice, which the parties agree is reasonable, to sell at a private or public sale, any of the collateral or other property held by any of the Banks pursuant hereto to enforce the obligations of Guarantor hereunder. The Agent's and the Banks' rights and remedies hereunder shall be in addition to and cumulative of any other rights and remedies at law and equity, including, without limitation, any rights of setoff to which the Agent or the Banks may be entitled.

         12. Any notice, request or other communication required or permitted to be given hereunder shall be given as provided in the Credit Agreement. Guarantor will comply with and perform all affirmative and negative covenants and agreements made by the Borrower in the Credit Agreement with respect to the Guarantor. All representations and warranties made by the Borrower in the Credit Agreement with respect to the Guarantor are true and correct as of the Closing Date. Agent and the Banks shall be entitled to rely on all of the representations and warranties made by the Borrower in the Credit Agreement with respect to the Guarantor with the same force and effect as though they were incorporated in this Guaranty and made by the Guarantor for the Agent and the Banks herein.

         13. This Guaranty shall not be wholly or partially satisfied or extinguished by Guarantor's payment of any amount hereunder, including payment of all amounts due as of any specified date, but shall continue in full force and effect as against Guarantor for the full amount, except as otherwise specified herein, as to all Guaranteed Obligations created, incurred or arising prior to the time when notice of termination is given by the Guarantor to the

Agent as specified herein, or which thereafter may be incurred for which the Banks have, prior to the effective date of such notice, committed to lend to Borrower, and until payment in full thereof. Any and all extensions of credit and financial accommodations concurrently herewith or hereafter made by the Banks to Borrower shall be conclusively presumed to have been made in acceptance hereof.

         14. This Guaranty shall be binding upon Guarantor, its successors and assigns and shall inure to the benefit of, and be enforceable by, the Agent and the Banks, or any one or more of them, and their respective successors and assigns and each and every other person who shall from time to time be or become the owner or holder of any of the Guaranteed Obligations, and each and every reference herein to the "Agent" or the "Banks" shall also include each and every successor, assign, owner or holder. Guarantor shall not assign or delegate its obligations hereunder without the prior written consent of the Agent.

         15. The undersigned guaranteeing corporation does hereby acknowledge that it has investigated fully the benefits and advantages which will be derived by the undersigned from execution of this Guaranty, and the Board of Directors of the undersigned corporation has decided that, and the undersigned corporation does hereby acknowledge, warrant and represent that, a direct or an indirect economic benefit will accrue to the undersigned by reason of execution of this Guaranty.

         16. The release by the Banks of Borrower or one or more of the Other Guarantors (defined below) or any other Person who guarantees payment and performance of all or any part of the Guaranteed Obligations shall not affect the Guarantor, who shall remain fully liable in accordance with the terms of this Guaranty.

         17. This Guaranty shall be in addition to and cumulative of, and not in substitution, novation or discharge of, any and all prior or contemporaneous guaranty agreements by Guarantor or other persons or entities, in favor of the Banks or assigned to the Banks by others.

         18. Guarantor represents and warrants that (i) this Guaranty is not given with actual intent to hinder, delay or defraud any entity to which Guarantor is or will become, on or after the date hereof, indebted; (ii) Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Guaranty; (iii) Guarantor is not Insolvent on the date hereof and will not become Insolvent as a result of the giving of this Guaranty; (iv) Guarantor is not engaged in a business or transaction, nor is about to engage in a business or transaction, for which any property remaining with Guarantor constitutes an unreasonably small amount of capital; and (v) Guarantor does not intend to incur debts that will be beyond the Guarantor's ability to pay as such debts mature. For the purposes of making the representations set forth in Paragraph 18(iii) above, Guarantor has taken into account its right of contribution as set forth in Paragraph 28 below and its value as a going concern.

         19. Guarantor shall furnish to the Agent all such financial statements and other information relating to the financial condition, properties and affairs of Guarantor as the Banks may from time to time request.

         20. Guarantor will not change its address, name or identity without notifying the Agent of such change in writing at least thirty (30) days prior to the effective date of such change.

         21. No delay on the part of the Agent or the Banks in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right, nor shall any single or partial exercise of any right, power or privilege bar any further or subsequent exercise of the same or any other right, power or privilege.

         22. This Guaranty shall not be changed orally, but shall be changed only by agreement in writing signed by the person against whom enforcement of such change is sought.

         23. The masculine and neuter genders used herein shall each include the masculine, feminine and neuter genders and the singular number used herein shall include the plural number. The words "person" and "entity" shall include without limitation individuals, corporations, partnerships, joint ventures, associations, joint stock companies, trusts, unincorporated organizations, and governments and any agency or political subdivision thereof.

         24. This Guaranty may be executed in multiple counterparts, and each counterpart executed by any party shall be deemed an original and shall be binding upon the person or entity executing the same, irrespective of whether any other Guarantor has executed this or any other counterpart of this Guaranty. Production of any counterpart other than the one to be enforced shall not be required.

         25. If any provision of this Guaranty is determined to be invalid by any court of competent jurisdiction or to be in violation of any applicable law, such invalidity or violation shall have no effect on any other provisions of this Guaranty (which shall remain valid and binding and in full force and effect) or in any other jurisdiction, and to that end the provisions of this Guaranty shall be considered severable.

         26. Guarantor expressly waives any and all rights of subrogation, reimbursement and contribution (contractual, statutory or otherwise) against the Agent and the Banks, individually and collectively, including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, arising from the existence or performance of this Guaranty and the Guarantor irrevocably waives any right to enforce any remedy which the Agent and the Banks, or any one or more of them, now have or may hereafter have against the Borrower and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent and the Banks, or any one or more of them, until the Guaranteed Obligations have been paid in full and until all commitments of the Agent and the Banks, individually and collectively, to extend credit to the Borrower under the Credit Agreement and the other Loan Documents have terminated.

         27. Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Banks that all obligations and liabilities of the Borrower and the Other Guarantors (as that term is defined hereinafter), or any one or more of them, to the Guarantor of whatsoever description (including, without limitation, all intercompany receivables of the Guarantor from the Borrower) shall be subordinated and junior in right of payment to the Guaranteed Obligations. Following the occurrence of an Event of Default, any indebtedness of the Borrower to the Guarantor shall, if the Agent shall so request, be collected and received by the Guarantor as trustee for the Agent and the Banks and paid over to the Agent and the Banks, or any one or more of them, as the case may be, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

         28. Guarantor acknowledges that other Subsidiaries of the Borrower have guaranteed the payment and performance of the Guaranteed Obligations (collectively, the "Other Guarantors") and to the extent Guarantor is required to satisfy all or any part of the Guaranteed Obligations pursuant to the terms of this Guaranty, Guarantor shall have and be entitled to rights of contribution against the Other Guarantors; provided, however, this sentence is intended only to define the relative rights of the Guarantor and all Other Guarantors, and nothing set forth in this sentence is intended to or shall impair the obligations of the Guarantor and Other Guarantors, jointly and severally, to pay to the Agent and the Banks, or any one or more of them, as the case may be, the

Guaranteed Obligations as and when the same shall become due and payable in accordance with the terms of this Guaranty.

         29.     (a)      THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT PROVIDED IN PARAGRAPH 29(b) BELOW AND TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY.

                 (b) NOTWITHSTANDING ANYTHING IN PARAGRAPH 29(a) ABOVE TO THE CONTRARY, NOTHING IN THIS GUARANTY SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE AGENT OR ANY OF THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW.

         30. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

         31. THIS GUARANTY EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING OF GUARANTOR AND SUPERSEDES ALL PRIOR AND CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF GUARANTOR, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

         THIS WRITTEN GUARANTY AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED effective as of December 17, 1993.



                                        "Guarantor"

                                        KCI FINANCIAL SERVICES, INC.,
                                        a Delaware corporation


                                        By:___________________________
                                           Name:
                                           Title:


                                        Address:

                                        8023 Vantage Drive
                                        San Antonio, Texas  78230
                                        Attn:  Ms. Bianca A. Rhodes
                                        Telephone No. (210) 524-9000
                                        Telecopy No. (210) 308-3998

                                   EXHIBIT I


                        FINANCIAL CONDITION CERTIFICATE


     THIS FINANCIAL CONDITION CERTIFICATE (this "Certificate") is delivered in connection with and pursuant to Section 5.1 (l) of the Credit Agreement dated as of May 8, 1995 (the "Credit Agreement"), by and among KINETIC CONCEPTS, INC. (the "Company"), the "Banks" from time to time parties thereto and Bank of America National Trust and Savings Association, as Agent for the Banks. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement. The under-signed hereby certifies as follows:

     1. The undersigned is familiar with the properties, business and assets of the Company, its Subsidiaries and their respective business plans.

     2. The undersigned has carefully reviewed the contents of this Certificate, and the undersigned has conferred with counsel for the Company and its Subsidiaries for the purpose of discussing the meaning of its contents.

     3. The undersigned has caused or supervised the preparation of a proforma summary of the impact of the consummation of the transactions contemplated by the Loan Documents (the "Contemplated Transactions"). The undersigned has caused or supervised the preparation of various projections (the "Projections") for 1995 through 2000 for the Company. A copy of the Projections is attached hereto as Exhibit "I-1".

     4. The undersigned has conducted a fair value valuation (described below) of the Company's and its Subsidiaries' assets on a going concern basis, such fair value valuation was prepared on the basis of information available to the undersigned on the date of this Certificate. The undersigned is not aware of any additional information which could reasonably be expected to have a Material Adverse Effect.

     5. In connection with the preparation of this Certificate, the undersigned has (i) relied on historical information, revenues, expenses and other data supplied by supervisory personnel directly responsible for the various functions involved and other officers of the Company and its Subsidiaries, (ii) made such inquiries and investigations as the under-signed has deemed necessary and prudent, and the undersigned knows of no inaccuracies in such data nor any reason why such reliance would be unreasonable for the purposes hereof. To the best of the undersigned's knowledge, the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof.

While projections by their nature are uncertain and can not be guaranteed, the undersigned is familiar with the financial information and assumptions which underlie the Projections and knows of no reason why the Projections should not be used as a reasonable basis to predict the future financial condition of the Companies.

     6. Based on the foregoing and the reasons set forth in this Certificate, the undersigned believes that the Company and its Subsidiaries, taken as a whole (collectively the "Companies") and the Company individually, both before and after the completion of the Contemplated Transactions are not Insolvent and that each of the U.S. Subsidiaries on a going concern basis and taking into account their respective rights of contribution and reimbursement from the Company and , if applicable other Subsidiaries, are not Insolvent, both before and after the completion of the Contemplated Transactions. This conclusion is supported by four different approaches to valuation of the Companies - the freely traded market capitalization of the Companies, the audited financial statements of the Companies, a fair value valuation of the Companies' assets based on historical performance, and a fair value valuation of the Companies' assets based on the Projections, all as described below:

          (i) The Company's common stock is freely traded under the symbol KNCI on the NASDAQ exchange. On March 31, 1995, the common stock of the Company closed at $7.75 per share indicating an equity market capitalization of approximately $341,900,000. This price is determined daily in arms length transactions and is therefore strong evidence of fair value of the equity of the Companies. The claims of the common shareholders of the Companies are subordinate to those of all secured and unsecured creditors of the Companies. The Companies total liabilities on March 31, 1995 were $45,810,000. The total market capitalization of the assets of the Companies defined as total liabilities plus equity capitalization is approximately $387,710,000. After completion of the Contemplated Transactions and assuming all Loans are fully funded, the total liabilities of the Companies will be approximately $95,810,000. Therefore the total publicly determined valuation of the Companies' assets is higher than the total liabilities of the Companies, both before and after completion of the Contemplated Transactions, demonstrating solvency and fair value in excess of total liabilities.

          (ii) The Companies' December 31, 1994 Balance Sheet was audited by KPMG Peat Marwick in accordance with generally accepted auditing practices. The audited statements and the accompanying Independent Auditors' report signed by KPMG Peat Marwick represents that based on their work the Companies' Balance Sheet is free of material mis-statement. The December 31, 1994 Balance Sheet shows a total value of the Companies' assets of $232,731,000 versus total liabilities of $47,308,000 implying a shareholder or book value in excess of total liabilities of $185,423,000.

     In the audit work performed by KPMG Peat Marwick, the value of all significant assets on the Balance Sheet was reviewed to determine whether or not the book values of such assets were overstated due to impairment of such assets.

     The financial statements show a value according to generally accepted auditing practices which is substantially in excess of the total liabilities of the Companies, again evidencing solvency.

          (iii) The undersigned has conducted a fair value valuation of the Companies' assets based on historical performance and the following parameters:

            (A) The valuation was based on the Companies' audited December 31, 1994 Balance Sheet;

            (B)  Cash was valued at 100% of stated value;

            (C)  Accounts receivable were valued at 70% of stated value;

            (D) All other current assets were valued at 50% of stated value;

            (E) All non-current assets were valued at the present value of the cash flow provided by operations in the calendar year 1994 discounted at a 11% risk adjusted cost of capital. For purposes of this valuation the Companies' cash flow is assumed to be flat in the foreseeable future.

                 The detail of this valuation is provided in Exhibit "I-2" attached hereto.

                 This fair value valuation of the Companies is summarized below:

                 Value                        Stated Value     Fair Value
                 -----                        ------------     ----------
                 Cash                         $ 43,241,000     $ 43,241,000
                 Receivables                    69,521,000       48,664,000
                 Other Current Accounts         22,641,000       11,320,500
                                              ------------     ------------
                 Total Current Assets          135,403,000      103,225,500

                 Non-current Assets             97,328,000      467,273,000
                                              ------------     ------------

                 Total Asset Valuation         232,731,000      570,498,500
                 Less:  Total Liabilities
                  (including Preferred stock
                   & minority interest subject
                   to put option)               47,308,000       47,308,000
                                              ------------     ------------

                 Excess Asset Value            185,423,000      523,190,500
                                              ============     ============


          Based on historical performance, the total asset valuation of the Companies' ($570,498,500) is substantially in excess of the total liabilities of the Companies, evidencing solvency.

          (iv) The undersigned has conducted a fair valuation of the Companies' assets based on the 1995 Projections. Using the same parameters described in (iii) and Exhibit "I-2". This fair value valuation of the Companies is summarized below:

                                                             Projected 1995
     Value                                     Stated Value    Fair Value
     -----                                     ------------  --------------
                 Cash                          $ 59,847,000   $ 59,847,000
                 Receivables                     60,398,000     42,278,600
                 Other Current Accounts          33,542,000     16,771,000
                                               ------------   ------------
                 Total Current Assets           153,787,000    118,896,600

                 Non-current Assets              95,624,000    380,000,000
                                               ------------   ------------

                 Total Asset Valuation          249,411,000    498,896,600

                 Less:  Total Liabilities        42,836,000     42,836,000
                                               ------------   ------------

                 Excess Asset Value             206,575,000    456,060,600
                                               ============   ============


          Using the Projections, the total asset valuation of the Companies is substantially in excess of the total liabilities of the Companies, evidencing solvency.

     7. The Companies do not intend, in consummating the Contemplated Transactions, or otherwise, to delay, hinder or defraud either present or future creditors or other persons to which the Companies, or any of them, will become, on or after the date hereof, indebted.

     8. The undersigned understands that Agent and the Banks are relying on the truth and accuracy of the foregoing in connection with the extension of credit to the Company pursuant to the Credit Agreement.

     9. As of the date hereof, after giving effect to the incurrence of the obligations under the Credit Agreement and the Loan Documents, the Companies anticipate (and believe that such anticipation is reasonable) that they will continue to be able to realize upon their assets and pay their liabilities (including contingent liabilities) as such liabilities mature.

     IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute and deliver this Certificate as of May 8, 1995.

                                        KINETIC CONCEPTS, INC.


                                        By:_______________________________
                                           Bianca A. Rhodes,
                                           Senior Vice President and Chief
                                           Financial Officer

                                 EXHIBIT "I-2"


                        FAIR VALUATION OF CURRENT ASSETS

     Accounts Receivable were valued at seventy percent (70%) of stated value. Historically, less than five percent (5%) of the Companies' accounts are ultimately written off. After taking into account a reserve for bad accounts, it is felt that valuing receivables at seventy percent (70%) of their stated value is a very conservative approach.

     All other current assets were valued at fifty percent (50%) of stated value. Other current assets consist primarily of raw materials and inventory used for construction of new beds and for repair of existing beds. This inventory supports products that the Companies continue to rent and if the Companies discontinue manufacture of certain products, probably half of the raw materials and inventory could continue to be used in the manufacture of the new products and in the continuing support of products which are in the field. Further, the Companies have no present intention of discontinuing the manufacture of any product or group of products which would make it likely that fifty percent (50%) or more of the Companies' raw materials and inventory could not be used in the manufacture of new products or in the continuing support of products which are in the field. The inventory has a long shelf life and is non-perishable. The replacement cost of this inventory is stable and not declining. Further, anyone who wanted to continue with the Companies' business would require this inventory.


                       FAIR VALUATION NON-CURRENT ASSETS

     The Companies used a eleven percent (11%) capitalization rate to determine the present value of the Companies' non-current assets based on present and projected cash flows. The eleven percent (11%) rate was chosen because it is a conservative estimate of the Companies' risk adjusted cost of capital. Generally, the Companies' debt capital costs approximate four percent (4%) per annum while the cost of equity capital is fourteen to fifteen (14 to 15%) percent per annum. Accordingly, the Companies' blended cost of capital of the Companies' is eleven percent (11%).


                             HISTORICAL PERFORMANCE

     Assumption: The non-current assets of the Companies consist primarily of the net property, plant and equipment of the Companies' rental equipment fleet and goodwill incurred in acquisitions. With these assets, the Companies generate cash flow shown in the Companies' financial statements. The fair value valuation of these assets is the present value of the cash flow produced by these assets discounted to the present using an 11% cost of capital.

     The cash flow provided by operations in 1994 excluding the effect of unusual items was approximately $64,200,000. Maintenance capital expenditure requirements are estimated to be 20% of the cash flow from operations, or $12,800,000 in 1995. For the purposes of this fair value valuation, the cash flows and maintenance capital expenditure requirements are projected to be flat at the 1995 level.

     The fair value valuation of the Companies' non-current assets by this method is $467,273,000 ($64,200,000 less $12,800,000 divided by .11 =
$467,273,000).


                                  PROJECTIONS

      Assumption: The non-current assets of the Companies consist primarily of the net property, plant and equipment of the Companies' rental equipment fleet and goodwill incurred in the acquisitions. With these assets, the Companies generate cash flow shown in the Companies' financial statements. Using the Projections, the value of these assets is the discounted present value of the future cash flow produced by these assets, net of maintenance capital expenditure requirements, assumed to be 20% of cash flow from operations. Based on the Projections, the net cash flow from operations, net of maintenance capital requirements is projected to be $40,100,000 in 1995, $36,500,000 in 1996, $43,500,000 in 1997, $51,300,000 in
1998, $57,700,000 in 1999, $60,100,000 in 2000 and the next nine years.
Discounting these projected cash flows using an 11% cost of capital yields a present value of approximately $380,000,000. The fair valuation of the Companies' non-current assets by this method is thus estimated to be $380,000,000.

     All fair value valuations set forth in this Certificate have taken into account the present and projected business prospects of the health care industry and the economic environment generally. Further, the Projections assume a reasonable growth (3% per annum) in revenues and reasonable margins. These assumptions are believed to be reasonable in light of the historical performance of the Companies and their future prospects.

                                 SCHEDULE 4.8

                                    PLANS


(a)  1.  All Plans maintained or sponsored by the Company:

          1. Kinetic Concepts, Inc. Employee Stock Ownership Plan
          2. Kinetic Concepts, Inc. 1987 Key Contributor Stock Option Plan
          3. Kinetic Concepts, Inc. 1988 Eligible Director Stock Option Plan
          4. Kinetic Concepts, Inc. Cash or Deferred Profit Sharing Plan
          5. Kinetic Concepts, Inc. Employee Group Health Plan
          6. Kinetic Concepts, Inc. Employee Group Term Life Insurance Plan
          7. Kinetic Concepts, Inc. Employee Long Term Disability Insurance Plan
          8. Kinetic Concepts, Inc. Employee Short Term Disability Insurance
             Plan
          9. Medirec Cash or Deferred Profit Sharing Plan
         10. Humana Health Plan of San Antonio - Group Contract for Employees of Kinetic Concepts, Inc.
         11. United Dental Care of Texas, Inc. - Group Contract for Employees of Kinetic Concepts, Inc.
         12. PacifiCare of Texas, Inc. - Group Contract for Employees of Kinetic Concepts, Inc.
         13. Hawaii Medical Services Association - Blue Cross Blue Shield of Hawaii - Group Contract for Employees of Kinetic Concepts, Inc.
         14. Kinetic Concepts, Inc. Employee Benefits Trust
         15. Denticare, Inc. - Group Contract for Employees of Kinetic
             Concepts, Inc.
         16. Prudential Healthcare, Inc. Group Contract for Employees of Kinetic Concepts, Inc.
         17. Commercial Life Insurance Co. Group Universal Life

    2.   Plans to which the Company is obligated to contribute:

          1. Kinetic Concepts, Inc. Employee Stock Ownership Plan
          2. Kinetic Concepts, Inc. Eligible Director Stock Option Plan
          3. Kinetic Concepts, Inc. Cash or Deferred Profit Sharing Plan
          4. Kinetic Concepts, Inc. Employee Group Health Plan
          5. Kinetic Concepts, Inc. Employee Benefits Trust

    3.   Qualified Plans:

          1. Kinetic Concepts, Inc. Employee Stock Ownership Plan
          2. Kinetic Concepts, Inc. Cash or Deferred Profit Sharing Plan

(b) Outstanding Liabilities under ERISA:

    1. Incurred but not reported or paid claims under the Employee Group Health Plan
    2. Cash or Deferred Profit Sharing Plan matching contributions for the current month

(c) Unfunded Pension Liabilities:

    1.   Employee Stock Ownership Plan outstanding loan balance

(d) Plans providing medical or other welfare benefits and extended coverage related to such benefits beyond the date of a participant's termination of employment;

    1.   COBRA extensions for Employee Group Health Plan

Schedule 4.8
Page 2



(e) ERISA Events that have occurred:

    None

(f) 1.   Section 4201 and 4243 liabilities:

         None

    2.   Title IV liabilities:

         None

(g) Transferred Unfunded Pension Liabilities and transactions subject to
    Section 4069 or 4212(c) of ERISA:

         None

                                 SCHEDULE 4.13

                           ENVIRONMENTAL DISCLOSURES

         The below disclosures should not be considered as reflecting any conclusion that the Company or any of its Subsidiaries is or has been in non-compliance with the Environmental Laws or is otherwise liable for any Environmental Claims:

(a)      NON-COMPLIANCE WITH THE ENVIRONMENTAL LAWS:

I. Records indicate that in December or 1987, preliminary to the Company's purchase of real property located at 4958 Stout Drive, San Antonio, Texas 78219 ("Stout Facility"), authorities of the City of San Antonio required removal of two underground storage tanks (USTs). The requirement was apparently met, but there is no indication that notice of the removal was given to the Texas Water Commission (TWC), possibly in violation of statutory provisions believed to have become effective three months earlier. On May 7, 1991, the Company received
         the results of a   chemical analysis of the site where the USTs are
         believed to have been removed. Those results indicate hydrocarbon levels of 6800 ppm TPH and of 30.2 ppm total BTEX at approximately 15 feet subsurface. Groundwater was not encountered. The Company notified TWC of all the foregoing by letter dated June 6, 1991, following discovery thereof. The Company has proceeded with a comprehensive site assessment and the development of a remedial
         action plan, in compliance with TWC requirements. The TWC has   not
         required any further actions at this time.

II. Correspondence has been received from the National Rivers Authority in the united Kingdom addressed to the occupiers of Unit 10, Atlas Court, Hermitage Industrial Estate, Coalville, Leicestershire concerning the alleged disposal of contaminated water by the occupiers following the cleaning of beds on the site. The occupiers were asked to cease washing down equipment to surface water drains, and they have ceased to do so.

III. Property recently acquired by Mediscus Products GmbH (now owned by the Company's international subsidiary) at Lappacher Weg 30 in Hoechstadt, Germany, reportedly evidenced superficial oil contaminations. A report obtained from the expert Dr. R. Funke dated December 12, 1990 confirmed that such contamination was found.

IV. By letter dated October 5, 1990 the U.S. Environmental Protection Agency (EPA) requested permission to access real property at 11900 Steele Creek Road, Charlotte, North Carolina 28217, which was then in possession of a wholly-owned subsidiary of the Company, Kinetic Concepts Manufacturing, Inc., d/b/a Simmons Healthcare (KCMI). The letter advised that EPA had reason to believe a release of hazardous substances had occurred or might occur from the location and requested access to the property to do monitoring, sampling and testing, all pursuant to 42 U.S.C. 9604(e) (the "Superfund Stature"). The Company voluntarily granted such permission to the EPA which reportedly completed its site investigation through a contractor on October 23 and 24, 1990.

         The Company obtained a copy of the study plan for the "Phase II Site Inspection" prepared by EPA's contractor, NUS Corporation. The study plan indicates that the primary focus of the investigation was to determine whether there was an authorized dumping of paint wastes at the facility as was indicated in a 1979 report. There was also a reference in the study plan to a 1982 analysis of wastes from the site. All of these circumstances predate KCMI's association with the site by five to seven years. Because it is the Company's understanding that KCMI only leased this property, the facts do not
         seem to indicate that   KCMI is being considered a responsible party
         or that the alleged contamination was the result of KCMI's operations as opposed to operations which predate KCMI's operation of the site.

         On February 1, 1991 Katherine Compton of Cox & Smith Incorporated spoke to Sam Betts (704/542-3627) who was an employee of Simmons
         Healthcare prior to Simmons Healthcare being purchased by KCMI,   and
         was retained as an employee during KCMI's ownership of same. He recalled when the EPA visited the Simmons Healthcare site. He indicated that on October 23-24, 1990, one woman and three men who were subcontractors of the EPA out of Atlanta came to the Simmons Healthcare leased site. They drilled one test well. Mr. Betts indicated that the test well was about four feet deep. He indicated that the EPA said it would take at least six months to one year before they would get a report back to Simmons Healthcare. However,
         Mr. Betts asked on of the subcontractors   what the results of the
         report were. The subcontractor indicted that although "legally he could not say anything, it did not look like there was any problem". Apparently, the EPA study was cut short because nothing was found. Mr. Betts also indicated that about seven or eight years ago the local EPA came out to the Simmons Healthcare plant on a one-time review of the property indicating that they needed to "scoop up" about four inches of paint right at the back door of the plant which had been spilled. The paint was picked up and moved to a landfill. Once the paint was moved to a landfill, Simmons Healthcare never heard again from the local EPA.

         The assets of KCMI were sold to Omni Manufacturing, Inc. on   November
         6, 1990. Omni Manufacturing, Inc. is an entity unrelated to Kinetic Concepts, Inc. or any of its subsidiaries. The Company has contacted the EPA and asked them for a final report. This report has not yet been received.

V. Prior to the Company purchasing Medirec (now KCI Medical Services, Inc.), Medirec owned an interest in property located at 4731-4735
         South State, Murray, Utah 84107. Reportedly, the   property was
         originally the site of the Murray City Fire Station, and at least one UST was located on the property to hold petroleum products used by
         the Murray City Fire Department, and   has since been the site of a
         BMW sales and service center. Although it is unknown how Murray City disposed of discarded engine oil or whether such disposal was in compliance with law, the Company believes that all discarded oil is presently being placed in above-ground containers and is pumped out and removed from the premises. An office/warehouse space also on the property has a hydraulic lift which may be classified as an underground tank. The hydraulic lift and the underground storage tanks are not believed to have ever been registered under federal or state law or regulation.

         In July of 1990, the former shareholders of Medirec caused the removal of the UST and commissioned testing of the soil at the site of the UST for environmental hazards. The former shareholders of Medirec have agreed to indemnify KCI for the cost of removing any hazardous substance found on the site in relation to the UST,
         although no excessive contamination has been found on   the property.

         The Company sold the property on or about April 1, 1991.

VI.      In 1991, KCI Properties LTD. (a Texas Limited Liability Company
         wholly owned by the Company) purchased from the RTC a 15-story commercial office building with an attached multi-story parking garage (collectively known as the Victoria Tower) and related real property located at 8023 Vantage Drive, San Antonio, Texas. Based on information and belief, gasoline vapors at the site ignited during
         construction of the Victoria Tower in 1984, and a   legal dispute
         ensued and was eventually settled with Mobil Oil Co. (which owned an adjacent service station uphill from the Victoria Tower property) and other properties.

         Thereafter, french drains, a vent system, monitoring wells, and explosimeters were installed on or around the Victoria Tower property for facilitating monitoring and remediation. Since 1991, KCI Real Property Ltd. (a Texas Limited Liability Company) purchased a vacant lot adjacent the Victoria Tower property from the FDIC. Engineering reports and verbal information from the TWC have since confirmed that groundwater contamination has been present on both the Victoria Tower property and the adjacent lot but that the Mobil service station is the confirmed source of contamination. Although the company believes that any liability upon the Company is highly remote in connection with the contamination, others have expressed the possibility that the contamination may never be completely removed. The TWC is treating Mobil as the responsible party, and everything indicates that Mobil will continue as the responsible party. Access to check monitoring wells has been granted by KCI Properties Ltd. to Mobil, and remedial activities are continuing on adjacent sites, apparently in compliance with the TWC.

                          (b)     Required Permits not obtained:

                 None at present, unless in relation to (a) above.

                          (c) Orders to which the Company, it Subsidiaries or any of their properties are subject:

                 None at present, unless in relation to (a) above.

                          (d) Environmental Claims associated with any property of the Company of its Subsidiaries (or their predecessors in title):

                 None at present, unless in relation to (a) above.

                          (e)     Environmental Claims associated with
                                  operations of the Company or any of its
                                  Subsidiaries:

                 None at present, unless in relation to (a) above.

VII.     By TWC letter dated August 26, 1993, KCI has received notice that
         KCI may be a potentially responsible party with respect to a J.C. Pennco Waste Oil Service Site, located at 4927 Higdon Rd., San Antonio, Texas, which has been referred to the Superfund Discovery and Assessment Team of the Pollution Cleanup Division. Records indicate that KCI disposed of six 55 Gallon drums of regulated waste (classified 17H DOT) on July 16, 1991 and one 50 Gallon drum of used oil (classified as "Waste Oil") on February 7, 1992 at the J.C. Pennco site. Based upon information received from the Texas Natural Resource Conservation Commission (TNRCC), KCI considers any liability it may have in connection with the J.C. Pennco site to be de minimis. No further actions have been taken.

                                SCHEDULE 4.22
                               KCI SUBSIDIARIES


A.       Kinetic Concepts, Inc., a Texas corporation

         Subsidiaries:

         1       KCI Therapeutic Services, Inc., a Delaware corporation

         2       KCI International, Inc., a Delaware corporation

                 a.       KCI Medical Canada Inc., a Canadian corporation

                 b. Mediscus International Limited, a United Kingdom corporation

                          (i) KCI Medical United Kingdom Limited, a United Kingdom corporation

                 c. Mediscus Products Limited, a United Kingdom corporation

                          (i) Home-Care Medical Products Limited, a United Kingdom corporation

                          (ii) KCII Medical Limited, a United Kingdom corporation (formerly Lingard Leasing Limited), [Lingard Plastics Ltd. dissolved]

                 d. KCI Medical Holding GMBH (formerly) KCI Medical GmbH, a Federal Republic of Germany GmbH and (formerly KCI Handels GmbH)

                          (i)     KCI Mediscus Produkte GmbH

                 e. Equipement Medical KCI, S.A.R.L., a French corporation

                 f.       KCI Medical B.V., a Netherlands corporation

                 g.       KCI-Mediscus AG, a Swiss corporation

                 h.       Mediscus medizinisch-technische Gerate
                          Handelsgesellschaft mbH Austria

                 i.       KCI Europe Holding B.V., a Netherlands corporation

         j. KCI International-Virgin Islands, Inc., a Virgin Islands corporation

         k.      KCI Medica Espana, S.A., a Spanish corporation

         l.      KCI Medical Australia PTY, Ltd., an Australian corporation

         m.      KCI Medical S.r.l., an Italian corporation

                        [KCI-Mediscus Klinikausstattung Gesellschaft mbH, an Austrian corporation - DISSOLVED IN 1994]


         3.      KCI Financial Services, Inc., a Delaware corporation

         4.      KCI New Technologies, Inc., a Delaware corporation
                 (d/b/a NuTech)

         5. KCI Properties Limited, a Texas limited liability company

         6. KCI Real Property Limited, a Texas limited liability company, (d/b/a Premier Properties)

         7.      KCI Clinical Systems, Inc., a Delaware corporation

                                  SCHEDULE 7.1

                                 EXISTING LIENS

                               AS OF MAY 8, 1995


                                                                      Date of
    Property Under                                                    Release
    Lien                  Lien Held by           Securing             of Lien
    --------------        ------------           --------             -------
A.  Telephone System      AT&T Credit          AT&T Lease Nos.       Estimated
                                               M3002                 5/95
                                               Schedule 10020        7/95

                                    SCHEDULE 7.5

                                EXISTING INDEBTEDNESS
                 AS OF MAY 3, 1995 (EXCEPT AS OTHERWISE NOTED BELOW)


A.  Capital Lease Obligations

    The following capital lease obligations of KCI and KCI Therapeutic Services,
    Inc.:

                                         Remaining
                                         Gross        Maturity       NBV of
    Lessor       Lease No.     Date      Payments       Date         Equipment
    ------       ---------     ----      --------     --------       ---------
1.  AT&T Credit  M3002       06/01/90    $  10,334    05/01/95       $   9,384
    at 3/31/95   Sch 10020   08/01/93        2,053    07/31/95           7,963
                                         ---------                   ---------
                                         $  12,387                   $  17,347


2. Citicorp North America, N.A. Master Lease Agreement No. 753283-001 through 006 were assumed by Mediq/PRN Life Support Services-I, Inc. as part of the sale of the Medical Services Division. The remaining gross payments are approximately $1,053,238. These leases mature at various times beginning in May 1995 and ending in November 1995. KCI is obligated to Citicorp under a guaranty agreement.




B. Credit Facility of $50,000,000 pursuant to proposed Credit Agreement dated May 5, 1995 between Kinetic Concepts, Inc. and Bank of America National Trust and Savings Association, as Agent, and the several financial institutions which are parties to the agreement.